Exhibit 10.14

Final

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Double asterisks denote omissions.

License and Collaboration Agreement

This Agreement is entered into as of November 23, 2011 (“Execution Date”) with effect as of the Effective Date (as defined below)

by and among

F.  Hoffmann-La Roche Ltd

a Swiss corporation with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and

Hoffmann-La Roche Inc.

a New Jersey corporation with an office and place of business at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A. (“Roche Nutley”; Roche Basel and Roche Nutley together referred to as “Roche”)

on the first hand

and

PTC Therapeutics, Inc.

a Delaware corporation with an office and place of business at 100 Corporate Court, South Plainfield, New Jersey 07080 (“PTC”)

on the second hand

and (solely with respect to the Foundation Provisions (as defined below))

Spinal Muscular Atrophy Foundation

with its principal place of business at 888 Seventh Avenue, Suite 400, New York, New York 10019 (“Foundation”)

on the third hand.

Table of Contents

			Page(s)

1.	Definitions		1
	1.1	Affiliate	1
	1.2	Agreement	1
	1.3	Agreement Term	2
	1.4	Alternative Splicing	2
	1.5	AS Assay	2
	1.6	Business Day	2
	1.7	Calendar Quarter	2
	1.8	Calendar Year	2
	1.9	Change of Control	2
	1.10	Clinical Study	3
	1.11	Combination Product	3
	1.12	Commercially Reasonable Efforts	3
	1.13	Compound	3
	1.14	Confidential Information	4
	1.15	Control	4
	1.16	Cover	5
	1.17	Derivative	5
	1.18	Development Candidate Criteria	5
	1.19	Effective Date	5
	1.20	EMA	5
	1.21	EU	5
	1.22	FBMC	5
	1.23	FDA	6
	1.24	FDCA	6
	1.25	Field	6
	1.26	Filing	6
	1.27	First SRA Amendment	6
	1.28	First Commercial Sale	6
	1.29	Foundation Provisions	6
	1.30	Fourth SRA Amendment	7
	1.31	FTE	7
	1.32	FTE Rate	7
	1.33	Generic Competition	7
	1.34	Generic Product	7
	1.35	Handle	7
	1.36	HSR Act	8
	1.37	HSR Clearance Date	8
	1.38	IFRS	8
	1.39	IND	8
	1.40	Initiation	8
	1.41	Insolvency Event	8
	1.42	Invention	8

i

1.43	Joint Know-How	9
1.44	Joint Patent Rights	9
1.45	Know-How	9
1.46	Law	9
1.47	Major Countries	9
1.48	Marketing Exclusivity	9
1.49	NDA	9
1.50	Net Sales	10
1.51	New Compound	10
1.52	New Compound Development Candidate	10
1.53	New Product	11
1.54	New Product Development Plan	11
1.55	Party	11
1.56	Patent Rights	11
1.57	Person	11
1.58	Phase I Study	11
1.59	Phase II Study	11
1.60	Pivotal Study	11
1.61	Product	12
1.62	Product Development Program	12
1.63	PTC Base Patent Rights	12
1.64	PTC Know-How	12
1.65	PTC Patent Rights	12
1.66	Quarterly R&D Fee	12
1.67	Regulatory Approval	13
1.68	Regulatory Authority	13
1.69	Research Plan	13
1.70	Research Program	13
1.71	Research Term	13
1.72	Roche Background Patent Rights	13
1.73	Roche Group	13
1.74	Roche Know-How	14
1.75	Roche Patent Rights	14
1.76	Roche Product Patent Rights	14
1.77	Royalty Term	14
1.79	Second SRA Amendment	15
1.80	SMA	15
1.81	SRA	15
1.82	SRA Compound	17
1.83	Sublicensee	17
1.84	Successful Completion of Pivotal Study	17
1.85	Territory	17
1.86	Third SRA Amendment	17
1.87	Third Party	17
1.88	Transitional Research Plan	18
1.89	US	18

	1.90	US$	18
	1.91	Valid Claim	18
	1.92	Additional Definitions	18

2.	Foundation Obligations		20
	2.1	General Rights and Obligations	20
	2.2	Specific Rights and Obligations	20
	2.3	Designation of SRA Development Candidate	21

3.	Grant of Licenses		21
	3.1	License to Roche	21
	3.2	License to PTC	21
	3.3	Sublicense	21
	3.4	Rights Retained by the Parties	22
	3.5	Exclusivity	22

4.	Research Collaboration		24
	4.1	Conduct of Research Program	24
	4.2	Records; Reports	25

5.	Product Development		26
	5.1	SRA Product Development	26
	5.2	New Product Development	30

6.	Diligence		31

7.	Governance		31
	7.1	Joint Steering Committee	31
	7.2	Acknowledgement Concerning the JSC	31
	7.3	Members	31
	7.4	Responsibilities of the JSC	32
	7.5	Meetings	34
	7.6	Minutes	34
	7.7	Decisions	35
	7.8	Information Exchange	36
	7.9	Joint Operational Teams	36
	7.10	Alliance Director	37
	7.11	Limitations of Authority	37
	7.12	Expenses	38
	7.13	Lifetime	38
	7.14	Appointment of JSC Members, JOT Members and Alliance Directors	38
	7.15	Change of Control	39

8.	Supply		39
	8.1	Research Supply of Product	39
	8.2	Clinical Supply of Product	39
	8.3	Commercial Supply of Product	40

9.	Regulatory		40
	9.1	Responsibility	40
	9.2	Reporting Adverse Events	40

10.	Commercialization		41

11.	Payment		41
	11.1	Research Recognition Payment	41
	11.2	Research and Development Funding	41
	11.3	Research and Development Event Payments	42
	11.4	Sales-Based Events	43
	11.5	Royalty Payments	44
	11.6	Payments to Foundation	46
	11.7	Diagnostic Product	46

12.	Accounting and reporting		47
	12.1	Timing of Payments	47
	12.2	Late Payment	47
	12.3	Method of Payment	47
	12.4	Currency Conversion	47
	12.5	Reporting	47

13.	Taxes		48

14.	Auditing		48
	14.1	PTC Right to Audit	48
	14.2	Over- or Underpayment	49
	14.3	Duration of Audit Rights	49

15.	Intellectual Property		49
	15.1	Ownership of Inventions	49
	15.2	German Statute on Employee’s Inventions	50
	15.3	Prosecution of Patent Rights Claiming PTC Inventions	50
	15.4	Prosecution of Patent Rights Claiming Roche Inventions	50
	15.5	Prosecution of Patent Rights Claiming Joint Inventions	51
	15.6	Prosecution Costs	51
	15.7	CREATE Act	51
	15.8	Infringement	51
	15.9	Defense	53
	15.10	Common Interest Disclosures	53
	15.11	Hatch-Waxman	54
	15.12	Patent Term Extensions	54

16.	Representations and Warranties		55
	16.1	Mutual Representations and Warranties	55
	16.2	Additional PTC Representations and Warranties	56
	16.3	Additional Roche Representation	57

17.	Indemnification		57
	17.1	Indemnification by Roche	57
	17.2	Indemnification by PTC	57
	17.3	Procedure	58

18.	Disclaimer		58

19.	Obligation Not to Disclose Confidential Information		59
	19.1	Non-Use and Non-Disclosure	59
	19.2	Permitted Disclosure	59
	19.3	Disclosure to Foundation	59
	19.4	Press Releases and Other Disclosures	59
	19.5	Publications	60
	19.6	Commercial Considerations	61
	19.7	Interplay with SRA	62

20.	Term and Termination		62
	20.1	Commencement and Term	62
	20.2	SRA Special Termination, SRA Reversion Notice and SRA Buy-Out Notice	62
	20.3	Termination	62
	20.4	Consequences of Termination	64
	20.5	Survival	68

21.	Bankruptcy		68

22.	Miscellaneous		68
	22.1	HSR Act	68
	22.2	Change of Control of Roche	69
	22.3	Standstill	69
	22.4	Hub	70
	22.5	Governing Law	70
	22.6	Disputes	70
	22.7	Equitable Relief	70
	22.8	Assignment	71
	22.9	Independent Contractor	71
	22.10	Unenforceable Provisions and Severability	71
	22.11	Waiver	71
	22.12	Appendices	72
	22.13	Entire Understanding	72
	22.14	Amendments	72
	22.15	Invoices	72
	22.16	Notice	72

v

License and Collaboration Agreement

WHEREAS, PTC has discovered proprietary compounds that are potentially useful for the treatment of spinal muscular atrophy and possesses proprietary technology and intellectual property rights relating thereto; and

WHEREAS, in cooperation with the Foundation, PTC has initiated development of these compounds; and

WHEREAS, Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical and diagnostic products; and

WHEREAS, PTC and Roche desire to collaborate on the discovery, research, development and commercialization of products containing such compounds; and

WHEREAS, Foundation is willing to assist in such collaboration by agreeing to the Foundation Provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1                               Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question or the Foundation.  As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.  Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”), shall not be deemed an Affiliate of Roche unless Roche provides written notice to PTC of its desire to include Chugai as an Affiliate of Roche.  Notwithstanding such written notice, if Chugai does not agree to be bound by the terms and conditions of this Agreement, then Chugai shall have none of the rights and obligations of an Affiliate of Roche under this Agreement.

1.2                               Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.3                               Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 20, expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.4                               Alternative Splicing

The term “Alternative Splicing” shall mean an approach to developing therapeutics based on causing alternative splicing of a gene of interest (as a direct consequence of the therapy) to restore functionality of the related protein.

1.5                               AS Assay

The term “AS Assay” shall mean PTC’s proprietary technology for the identification of small molecules that cause Alternative Splicing of a gene of interest, including but not limited to SMN2.

1.6                               Business Day

The term “Business Day” shall mean 9:00 a.m. to 5:00 p.m. local time on a day that is not a Saturday, Sunday or a day on which banking institutions in Newark, New Jersey or in Basel, Switzerland are authorized by Law to remain closed.

1.7                               Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.8                               Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.9                               Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than (i) acquisitions by employee benefit plans sponsored or maintained by such Party, (ii) the initial public offering of a Party, or (iii) the acquisition by an institutional investor (or group of institutional investors), such as a venture capital fund, private equity fund or hedge fund, of shares of a Party for investment purposes in a transaction approved by such Party’s Board of Directors; (b) the consummation of a business combination involving such Party (but not the other Party or any of its Affiliates), unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination.  For clarity, a transaction or series of related transactions pursuant to which a Party consolidates or merges with another entity and the holders of the outstanding voting shares of such Party immediately preceding such consolidation or merger hold more than fifty percent (50%) of the voting shares of the resulting entity (a “Reverse Merger”) shall not be considered to be a Change of Control.

1.10                        Clinical Study

The term “Clinical Study” shall mean a Phase I Study, Phase II Study, or Pivotal Study, as applicable.

1.11                        Combination Product

The term “Combination Product” shall mean a Product that, in addition to containing a Compound as an active ingredient, also contains at least one other active pharmaceutical ingredient in a finished form.

1.12                        Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean

(a)                                  with respect to the efforts to be expended by a Person with respect to any objective, except as otherwise provided in clause (b) below, such reasonable, diligent and good faith efforts as such Person would normally use to accomplish a similar objective under similar circumstances by the specified deadline (if any) and within the specified budget (if any); and

(b)                                 with respect to any objective relating to the research, development, manufacture or commercialization of a Compound or Product, the efforts and resources normally used by a company in the biopharmaceutical industry for a product which is of similar market potential at a similar stage in its development or commercialization, which level of effort is at least commensurate with the level of effort that a Party would devote to its own internally discovered and funded compounds or products that are of most closely comparable market potential at a most closely comparable stage in their development or product life, taking into account regulatory requirements of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, and the cost of scaling up a manufacturing process (including facility costs), and the market potential of the applicable product.

1.13                        Compound

The term “Compound” shall mean a New Compound or an SRA Compound.

1.14                        Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including without limitation Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party (or the Foundation) or its Affiliates (“Disclosing Party”) to the other Party (or the Foundation) or its Affiliates (“Receiving Party”).  Confidential Information shall not include any information, data or know-how that:

(i)                                     was generally available to the public at the time of disclosure, or information that becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party,

(ii)                                  can be shown by cogent written records to have been already known to the Receiving Party prior to its receipt from the Disclosing Party,

(iii)                               is obtained by the Receiving Party at any time lawfully from a Third Party without obligations of non-use or non-disclosure,

(iv)                              is developed independently by the Receiving Party as evidenced by written records other than through knowledge of Confidential Information of the Disclosing Party, or

(v)                                 is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement and the SRA shall be considered Confidential Information of both Parties and Foundation.

1.15                        Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any other Person and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other Person.  Notwithstanding the foregoing, intellectual property of a Party that is licensed or otherwise acquired from any other Person after the Effective Date and would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any license grants or sublicenses under this Agreement would require the granting Party to make additional payments or royalties to any other Person in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the other Person.

1.16                        Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) with respect to a product, composition, technology, process or method of use that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or composition, or the practice of such technology, process or method of use would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).  The determination of whether a product, composition, technology, process or method of use is Covered by a Valid Claim shall be made on a country-by-country basis.

1.17                        Derivative

The term “Derivative” means, with respect to a specific chemical compound (the “Parent Compound”), (a) a structural variant of such Parent Compound in which one or more atoms or functional groups of the Parent Compound are replaced with different atoms or functional groups, and wherein such variant and such Parent Compound have substantially similar core chemical structures and substantially similar biological activities, or (b) a metabolite, prodrug, solvate, ester, salt, stereoisomer, racemate, tautomer or polymorph of the Parent Compound.

1.18                        Development Candidate Criteria

The term “Development Candidate Criteria” means the criteria the JSC uses to determine whether an SRA Drug Candidate is an SRA Development Candidate and/or whether a New Compound is a New Compound Development Candidate.  The Development Candidate Criteria as of the Effective Date are attached hereto as Appendix 1.18.

1.19                        Effective Date

The term “Effective Date” shall mean the HSR Clearance Date or, if no filing is to be made under the HSR Act, then it shall mean the Execution Date.

1.20                        EMA

The term “EMA” shall mean the European Medicines Agency and any successor agency with responsibilities comparable to those of the European Medicines Agency.

1.21                        EU

The term “EU” shall mean the European Union, as it may be redefined from time to time.

1.22                        FBMC

The term “FBMC” shall mean, for a Product, the standard manufacturing cost, as defined by the manufacturing Party’s standard cost accounting practices and policies and consistently applied by such Party.  FBMC shall include direct labor, materials, product testing costs, including quality control and quality assurance bulk testing and in-process testing (e.g., adventitious virus and mycoplasma testing), and allocable overhead for manufacturing or contracting for each stage of the manufacturing process of the Product shipped.  In addition, FBMC includes failures that are considered normal yield losses that could be reasonably expected or justified in this area of technology, excess capacity and idle plant cost to the extent associated with the Product, and write off and disposal costs of expired goods (raw materials, intermediates and products).

1.23                        FDA

The term “FDA” shall mean the US Food and Drug Administration and any successor agency thereto.

1.24                        FDCA

The term “FDCA” shall mean the US Food, Drug and Cosmetics Act.

1.25                        Field

The term “Field” shall mean any and all uses.

1.26                        Filing

The term “Filing” shall mean the filing of an application by the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries, the official approval of which is required before any lawful commercial sale or marketing of Products.

1.27                        First SRA Amendment

The term “First SRA Amendment” shall mean Amendment No. 1 to the SRA, said First SRA Amendment having an effective date of October 12, 2007.

1.28                        First Commercial Sale

The term “First Commercial Sale” shall mean, with respect to a Product in a country in the Territory, the first bona fide arms-length sale of such Product sold to a Third Party in such country by or on behalf of a member of the Roche Group after Regulatory Approval has been obtained for such Product in such country, or if no such Regulatory Approval is required, the date upon which Product is first commercially launched in such country.

1.29                        Foundation Provisions

The term “Foundation Provisions” shall mean Sections 1.18, 1.29, 1.50, 1.69 (including Research Plan), 1.78, 1.82, 1.88 (including Transitional Research Plan), 4.1.3, 17.3, 20.5 (to the extent applicable to other Foundation Provisions), 22.5, 22.6, 22.7, 22.8, 22.9, 22.10, 22.11, 22.12, 22.13, 22.14, 22.15, 22.16 and Articles 1 (to the extent applicable to other Foundation Provisions), 2, 5, 7, 18 (last two sentences only) and 19.

1.30                        Fourth SRA Amendment

The term “Fourth SRA Amendment” shall mean Amendment No. 4 to the SRA, said Fourth SRA Amendment having an effective date of November 22, 2011.

1.31                        FTE

The term “FTE” shall mean the efforts of one or more employees of PTC equivalent to the efforts of one full-time PTC employee for one year.

1.32                        FTE Rate

The term “FTE Rate” shall mean [**] dollars ($[**]) per FTE for the period commencing on the Effective Date and ending December 31, 2012.  On January 1, 2013 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the Consumer Price Index (“CPI”) as of December 31 of the then most recently completed Calendar Year with respect to the level of the CPI on December 31, 2010. As used in this Section 1.32, Consumer Price Index or CPI means the Consumer Price Index — Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the US Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.33                        Generic Competition

The term “Generic Competition” shall mean, with respect to a Product in a country in the Territory in a given Calendar Quarter, if, during such Calendar Quarter, one or more Generic Products shall be commercially available in such country and such Generic Products shall have a market share of [**] percent ([**]%) or more of the aggregate market in such country of such Product and such Generic Products (based on sales of units of such Product and such Generic Products, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by Roche and agreed by PTC).

1.34                        Generic Product

The term “Generic Product” shall mean, with respect to a Product in a country in the Territory, any pharmaceutical product sold by a Third Party not authorized by or on behalf of a member of the Roche Group that (a) contains as an active pharmaceutical ingredient the same Compound as the one contained in such Product, (b) is “a therapeutic equivalent” to such Product as such term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication, and (c) is approved in reliance on the prior approval of such Product as determined by the applicable Regulatory Authority in such country.

1.35                        Handle

The term “Handle” shall mean, with respect to a Patent Right, preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination and opposition proceedings) such Patent Right.

1.36                        HSR Act

The term “HSR Act” shall mean the US Hart Scott Rodino Antitrust Improvement Act.

1.37                        HSR Clearance Date

The term “HSR Clearance Date” shall mean the earlier of (a) the date on which the FTC or DOJ shall notify PTC and Roche of early termination of the applicable waiting period under the HSR Act, or (b) the day after the date on which the applicable waiting period under the HSR Act expires; provided, however, if the FTC or DOJ shall commence any investigation by means of a second request or otherwise, HSR Clearance Date shall mean the date on which any investigation opened by the FTC or DOJ shall have been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the US.

1.38                        IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.39                        IND

The term “IND” shall mean an application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a Product in humans.

1.40                        Initiation

The term “Initiation” shall mean the date that a human is first dosed with a Product in a Clinical Study approved by the respective Regulatory Authority.

1.41                        Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a substantial part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) ceases to carry on business; or (iv) is unable to pay its debts as they become due in the ordinary course of business.

1.42                        Invention

The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement.  Under this definition, an Invention may be made by employees of PTC solely or jointly with a Third Party (a “PTC Invention”), by employees of the Roche Group solely or jointly with a Third Party (a “Roche

Invention”), or jointly by employees of PTC and of a member of the Roche Group with or without a Third Party (a “Joint Invention”).

1.43                        Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by the Parties or their Affiliates or their Sublicensees in connection with any activity carried out pursuant to this Agreement.

1.44                        Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention.

1.45                        Know-How

The term “Know-How” shall mean data, knowledge and information, including without limitation materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical and clinical data, assays, platforms, formulations, specifications, or quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of a Product.

1.46                        Law

The term “Law” shall mean all laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.47                        Major Countries

The term “Major Countries” shall mean US, UK, Germany, France, Italy, Spain, and Japan.

1.48                        Marketing Exclusivity

The term “Marketing Exclusivity” shall mean, with respect to a Product in a country: (a) the exclusivity afforded to the Product for being the first drug product containing the active ingredient to receive Regulatory Approval in that country, (b) pediatric exclusivity, (c) orphan drug exclusivity, but only when all other indications of the applicable Product that have been approved by the applicable Regulatory Authority and appear in the labeling for such Product are also protected by an unexpired orphan exclusivity or other exclusivity pursuant to clause (a), (b) or (d) of this Section 1.48, or (d) other statutory and/or regulatory exclusivity.

1.49                        NDA

The term “NDA” shall mean a new drug application, including all necessary documents, data, and other information concerning a Product, required for Regulatory Approval of the Product as a pharmaceutical product by the FDA, or an equivalent application to the equivalent

Regulatory Authority in any other country or group of countries (e.g., the marketing authorization application (MAA) filed with the EMA).

1.50                        Net Sales

The term “Net Sales” shall mean, for a Product in a particular period, the amount calculated by subtracting from the Sales of such Product for such period:  (i) a lump sum deduction of (A) [**] percent ([**]%) of Sales, with respect to Sales in the US, (B) [**] percent ([**]%) of Sales, with respect to Sales in the Major Countries (other than the US), Canada, Brazil and Switzerland, and (C) [**] percent ([**]%) of Sales, with respect to Sales in all territories other than those set forth in clauses (A) and (B) above, in lieu of those deductions that are not accounted for within Roche on a Product-by-Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (ii) uncollectible amounts and credit card charges (including processing fees) accrued during such period on such Sales and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Product for such period; and (iii) government mandated fees and taxes and other government charges accrued during such period on such Sales not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body.  Notwithstanding the foregoing, amounts received by any member of the Roche Group for the sale of Product among members of the Roche Group for resale shall not be included in the computation of Sales.  As expressly contemplated in the definition of “Worldwide Net Sales” set forth in the Second SRA Amendment, this definition of “Net Sales”, together with the definition of “Sales” set forth in Section 1.78, shall be used in lieu of the Net Sales definition contained in the SRA, solely to calculate the “net sales by Licensee” pursuant to the SRA wherein such Licensee is Roche, for the sole purposes of determining the amount of “Worldwide Net Sales” pursuant to the SRA; for clarity, Sections 1.50 and 1.78 shall not otherwise be used with respect to the SRA and the definitions of “Net Sales” and “Worldwide Net Sales” as set forth in the SRA shall remain unchanged.

1.51                        New Compound

The term “New Compound” shall mean any small molecule compound, other than an SRA Compound, that, as a direct result of its therapeutic application, results in increased levels of SMN1 mRNA and protein based on the conversion of SMN2 RNA to SMN1 mRNA, including without limitation compounds, other than SRA Compounds, first synthesized or identified by either Party in the Research Program, and any salts, polymorphs, esters, metabolites, pro-drugs, isomers and enantiomers thereof.

1.52                        New Compound Development Candidate

The term “New Compound Development Candidate” means a New Compound that the JSC formally declares meets the Development Candidate Criteria, indicating that such New Compound is suitable for progression to IND-enabling pre-clinical studies in support of future human clinical trials.

1.53                        New Product

The term “New Product” shall mean any product, including without limitation any Combination Product, containing a New Compound as a pharmaceutically active agent, regardless of its finished form, formulation or dosage.

1.54                        New Product Development Plan

The term “New Product Development Plan” shall mean the plan for the development of New Products as set forth in Section 5.2.

1.55                        Party

The term “Party” shall mean PTC or Roche, as the case may be, and “Parties” shall mean PTC and Roche collectively.  For clarity, “Party” and “Parties” do not include or otherwise refer to Foundation.

1.56                        Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, divisional, continuation or continuation-in-part of any of the foregoing.

1.57                        Person

The term “Person” shall mean any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a governmental agency or a political subdivision thereto.

1.58                        Phase I Study

The term “Phase I Study” shall mean any human clinical study of a Product that is intended as initial clinical safety testing in healthy volunteers or a limited patient population, or studies directed toward understanding the mechanisms or metabolism of the Product.

1.59                        Phase II Study

The term “Phase II Study” shall mean any human clinical study of a Product subsequent to a Phase I Study and prior to a Pivotal Study that is intended to study the safety, dosage and initial efficacy in a limited patient population, and is prospectively designed to support the continued testing of the Product in one or more further Phase II Studies or in a Pivotal Study.

1.60                        Pivotal Study

The term “Pivotal Study” shall mean a pivotal human clinical study of a Product that is prospectively designed to confirm with statistical significance in an expanded patient population the efficacy and safety of a drug in a given patient population, and the results of which are intended to form the basis for Regulatory Approval. For the avoidance of doubt, a clinical trial that meets the foregoing criteria shall be deemed a Pivotal Study regardless of whether it is characterized as a “Phase 2b,” or “Phase 2b/3,” or “Phase 3” clinical trial.

1.61                        Product

The term “Product” shall mean a New Product or an SRA Product.

1.62                        Product Development Program

The term “Product Development Program” means the activities undertaken by the Parties pursuant to the SRA Development Plan to develop SRA Products and pursuant to the New Product Development Plan to develop New Products.

1.63                        PTC Base Patent Rights

The term “PTC Base Patent Rights” shall mean any and all Patent Rights in the Territory that are Controlled by PTC as of the Effective Date and either Cover a Product or relate to the discovery, manufacture, development or commercialization of a Product, said Patent Rights being exhaustively listed in Appendix 1.63 of this Agreement.

1.64                        PTC Know-How

The term “PTC Know-How” shall mean the Know-How that PTC Controls at the Effective Date and during the Agreement Term.

1.65                        PTC Patent Rights

The term “PTC Patent Rights” shall mean any and all Patent Rights that are Controlled by PTC during the Agreement Term and that either Cover a Product or relate to the discovery, manufacture, development or commercialization of a Product.  The term PTC Patent Rights shall include PTC Base Patent Rights.

1.66                        Quarterly R&D Fee

The term “Quarterly R&D Fee” shall mean the amount determined by (i) multiplying the FTE Rate by the number of FTEs contributed by PTC during the applicable Calendar Quarter or portion thereof as set forth in the then-current Research Plan, SRA Development Plan or New Product Development Plan, as applicable, it being understood that such amounts shall include, if not yet invoiced or paid, fees for PTC FTEs contributed prior to the applicable Calendar Quarter, and (ii) adding to the number in clause (i) all out-of-pocket costs incurred during the applicable Calendar Quarter as set forth in the then-current Research Plan, SRA Development Plan or New Product Development Plan, as applicable, it being understood that such amounts shall include, to the extent not yet invoiced or paid, any such amounts incurred by PTC prior to the applicable Calendar Quarter.

1.67                        Regulatory Approval

The term “Regulatory Approval” shall mean any approvals (including without limitation pricing and reimbursement approvals), licenses, registrations or authorizations by a Regulatory Authority that are necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.68                        Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with responsibility for granting approvals, licenses, registrations, or authorizations necessary for the manufacturing and sale of pharmaceutical products in a country, including the FDA.

1.69                        Research Plan

The term “Research Plan” shall mean the plan of research attached as Appendix 1.69 outlining the work expected to be performed by PTC and Roche hereunder, as such plan may be updated from time to time as provided in this Agreement.  For clarity, as of the Effective Date and during the SRA Research Term, the Research Plan also constitutes the SRA Research Plan.

1.70                        Research Program

The term “Research Program” shall mean the activities undertaken by the Parties pursuant to the Research Plan, including without limitation, such activities relating to SRA DC Research during the SRA Research Term, and New Product research during the Research Term.

1.71                        Research Term

The term “Research Term” shall mean the period of time in which the Research Program shall be conducted, commencing on the Effective Date and continuing until terminated by Roche in accordance with Section 4.1.6.

1.72                        Roche Background Patent Rights

The term “Roche Background Patent Rights” shall mean any and all Patent Rights, excluding the Roche Product Patent Rights and the excluded Patent Rights identified in Appendix 1.72, that are Controlled by Roche during the Agreement Term and either Cover a Product or relate to the discovery, manufacture, development or commercialization of a Product.

1.73                        Roche Group

The term Roche Group shall mean collectively Roche, its Affiliates (including Chugai in the event Chugai is included as an Affiliate by Roche) and its Sublicensees.

1.74                        Roche Know-How

The term “Roche Know-How” shall mean all Know-How that Roche Controls during the Agreement Term.

1.75                        Roche Patent Rights

The term “Roche Patent Rights” shall mean the Roche Background Patent Rights and the Roche Product Patent Rights.

1.76                        Roche Product Patent Rights

The term “Roche Product Patent Rights” shall mean any and all Patent Rights that are Controlled by Roche during the Agreement Term and that Cover the composition of matter or the method of use of a Product.

1.77                        Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending on the latest of the date that is (i) 10 (ten) years after the date of the First Commercial Sale of the Product in such country, (ii) the expiration of the last to expire PTC Patent Right, Roche Product Patent Right or Joint Patent Right in such country Covering the use, import, offering for sale, or sale of the Product in such country, or (iii) the duration of any applicable Marketing Exclusivity.

1.78                        Sales

The term “Sales” shall mean, for a Product in a particular period, the amount stated in Roche “Sales” line of its externally published audited financial statements with respect to such Product for such period. This amount reflects the gross invoice price at which such Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Roche, its Affiliates and Sublicensees to Third Parties in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used IFRS.

By way of example, the gross-to-net deductions taken in accordance with IFRS as of the Effective Date include the following:

(a)                         credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Product, (ii) wastage replacement and short-shipments; (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

(b)                         governmental price reductions and government mandated rebates;

(c)                          chargebacks, including those granted to wholesalers, buying groups and retailers;

(d)                         customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(e)                          taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Product (excluding income or franchise taxes).

1.79                        Second SRA Amendment

The term “Second SRA Amendment” shall mean Amendment No.  2 to the SRA, said Second SRA Amendment having an effective date of May 1, 2009.

1.80                        SMA

The term “SMA” shall mean spinal muscular atrophy.

1.81                        SRA

The term “SRA” shall mean the Sponsored Research Agreement by and between the Foundation and PTC, effective June 1, 2006, as amended by the First SRA Amendment, the Second SRA Amendment, the Third SRA Amendment and the Fourth SRA Amendment (each, an “Amendment”).  A copy of the SRA, including all Amendments and appendices in existence as of the Execution Date, is attached as Appendix 1.81.

Each term listed under the “Definitions” column in the following table shall have the meaning ascribed pursuant to the SRA to the term listed in the corresponding row in the “Equivalent” column.  For convenience, sections of the SRA and Second SRA Amendment that, as of the Execution Date, may be useful for interpreting the meaning of such Equivalent term pursuant to the SRA are set forth in the corresponding row in the columns thereafter.  Such list of sections is not exhaustive and other sections of the SRA (including all amendments thereto) shall nevertheless be taken into account when interpreting the meaning of such Equivalent term.

		Sample sections useful for interpretation of Equivalent
Definitions	Equivalent	SRA	Second SRA Amendment
SRA Buy-Out Notice	Buy-Out Notice		1(j), 8 (3.3(b)(v))
SRA Buy-Out Right	Buy-Out Right		1(j), 8 (3.3(b)(iv))
SRA Collaboration Activities	Collaboration Activities		1(j)
SRA Company Base IP	Company Base IP	1.4
SRA Company Clinical Trial	Company Clinical Trial	1.5

		Sample sections useful for interpretation of Equivalent
Definitions	Equivalent	SRA	Second SRA Amendment
SRA Company Technology	Company Technology	1.8
SRA Controlled	Control	1.10
SRA Cost/Timeline Issue	Cost/Timeline Issue		2(g)
SRA Data	Data	1.11, 6.1(a)	1(b)
SRA DC Research	DC Research		1(j), 2(a)
SRA Drug Candidate	Drug Candidate	1.12
SRA Development	Development		1(j)
SRA Development Candidate	Development Candidate		1(j)
SRA Development Deadline Document	Development Deadline Document		1(j), 8 (3.1)
SRA Development Plan	Development Plan		1(j)
SRA Field	Field	1.15
SRA IND	IND	1.18	1(e)
SRA JSC	JSC		1(j), 5(a)
SRA Lead Candidate	Lead Candidate	1.21, 2.4(a)
SRA NDA	NDA		1(j)
SRA Product	Product	1.27
SRA Research	Research	1.30
SRA Research Plan	Research Plan	1.34	2
SRA Research Term	Research Term	1.36, 2.6	2
SRA Reversion Candidate	Reversion Candidate		1(j), 5(b)(vi), 5(c)(i)
SRA Reversion Notice	Reversion Notice		1(j), 3(d), 8(a) (3.2, 3.4(a)(i), 3.4(b), 3.4(c), 3.4(d)), 12 (6.1(c)(1))
SRA Reversionary License	Reversionary License	1.38	1(h), 12 (6.1(c)(2)(i))
SRA Special Termination	Special Termination		1(j), 3

1.82                        SRA Compound

The term “SRA Compound” shall mean any and all SRA Drug Candidates, SRA Reversion Candidates, SRA Development Candidates, and SRA Products. For clarity, SRA Compound includes without limitation the compounds referred to as [**].  In addition, SRA Compound shall include any small molecule compound first synthesized or identified hereunder by either Party (a) from and after the Effective Date and prior to [**] that, as a direct result of its therapeutic application, results in increased levels of SMN1 mRNA and protein based on the conversion of SMN2 RNA to SMN1 mRNA, unless PTC can establish through written documentation that such compound (i) [**] or [**] and (ii) [**], or (b) from and after [**] and that is [**] existing as of [**].  Each such additional SRA Compound shall be considered for the purposes of this Agreement to be an SRA Drug Candidate and for the purposes of the SRA to be a Drug Candidate, the SRA shall be deemed amended to the extent necessary to consider each such SRA Compound to be a Drug Candidate pursuant to the SRA, and such amendment shall survive expiration or termination of this Agreement.

1.83                        Sublicensee

The term “Sublicensee” shall mean an entity to which Roche or its Affiliates have licensed rights pursuant to this Agreement.

1.84                        Successful Completion of Pivotal Study

The term “Successful Completion of Pivotal Study” shall mean the results with respect to clinical endpoints and safety from a fully enrolled and completed (determined in accordance with the applicable protocol) Pivotal Study, as reflected in the final report from such study, support submitting an application for Regulatory Approval.

1.85                        Territory

The term “Territory” shall mean all countries of the world.

1.86                        Third SRA Amendment

The term “Third SRA Amendment” shall mean Amendment No. 3 to the SRA, said Third SRA Amendment having an effective date of January 1, 2011.

1.87        Third Party

The term “Third Party” shall mean a Person other than (i) PTC or any of its Affiliates, (ii) a member of the Roche Group, and (iii) solely with respect to the Foundation Provisions, the Foundation.

1.88                        Transitional Research Plan

The term “Transitional Research Plan” shall mean the plan of research attached as Appendix 1.88 outlining the work expected to be performed by PTC and Roche hereunder between the Effective Date and the first meeting of the JSC.  For clarity, the Transitional Research Plan also constitutes the SRA Research Plan during such time period.

1.89                        US

The term “US” shall mean the United States of America and its territories and possessions.

1.90                        US$

The term “US$” shall mean US dollars.

1.91                        Valid Claim

The term “Valid Claim” shall mean, as applicable, any claim in any (i) unexpired and issued Patent Right that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court or other government agency of competent jurisdiction, or (ii) patent application that has not lapsed, in the case of a provisional patent application, or been cancelled, withdrawn or abandoned without the possibility of revival, nor has been pending for more than [**] years from the earliest priority date claimed for such application.

1.92                        Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	12.1
Acquired Party Activity	3.5(d)
Adjusted Gross Sales	1.50
Amendment	1.80
Bankruptcy Code	21
Breaching Party	20.3.1
Chairperson	7.2
Change of Control Notice	7.15
Chugai	1.1
Consensus Matter	7.7.3
CROs	5.1.4
Decision Period	15.5
Disclosing Party	1.14
DOJ	22.1
Election Notice	7.15
Enrollees	5.1.2

Definition	Section
Exclusivity Period	3.5(e)
Execution Date	Preface
FTC	22.1
H-W Suit Notice	15.11
Hub	22.4
Indemnified Party	17.3
Indemnifying Party	17.3
Infringement Notice	15.8
Initiating Party	15.8
Joint Invention	1.42
Joint IP Team or JIPT	7.4(m)
JOT	7.4(k)
Members	7.2
JSC	7.1
Non-Breaching Party	20.3.1
Patent Challenge	20.3.4
Patent Term Extensions	15.12
Patients	5.1.3
Payments	13
Peremptory Notice Period	20.3.1
Post-Change of Control Material Change	22.2
Pre-Approval Sales	11.5.6
PTC	Preface
PTC Invention	1.42
Publishing Notice	19.5
Publishing Party	19.5
R&D Event	11.3
R&D Event Payment	11.3
Receiving Party	1.14
Reverse Merger	1.9
Roche	Preface
Roche Basel	Preface
Roche Indemnitee	5.1.4
Roche Invention	1.42
Roche Losses	5.1.4
Roche Nutley	Preface
Settlement	15.8
SMAF Clinical Trials Advisory Committee	5.1.1
SPCs	15.12
SRA Licensee Data	2.2.2
SRA Licensee Technology	2.2.2
Suit Notice	15.8
Third Party Activity	3.5(c)

2.                                      Foundation Obligations

2.1                               General Rights and Obligations

Notwithstanding anything else in this Agreement, the rights and obligations of the Parties pursuant to this Agreement are subject to the terms of the SRA, except to the extent that such terms are expressly amended or replaced by this Agreement.  By its acknowledgement and acceptance of this Agreement, Foundation agrees to be bound by the terms and conditions of the Foundation Provisions, and each Party shall have a right to enforce against Foundation any Foundation Provision pursuant to which Foundation has an obligation to such Party or pursuant to which such Party would benefit.  Likewise, Foundation has a right to enforce, against a Party, any provision of this Agreement pursuant to which such Party has an obligation to Foundation (which obligations shall include obligations of PTC pursuant to the SRA that Roche is assuming pursuant to this Agreement; such assumption shall not be considered an amendment of the SRA and shall not limit Foundation’s rights pursuant to the SRA) or pursuant to which Foundation would benefit.  Foundation acknowledges and agrees that the JSC as described herein, once established and thereafter during the Agreement Term, shall replace in all respects the SRA JSC.  Unless Roche provides its express written consent, Roche shall not be bound to any modification or amendment made to the SRA after the Effective Date.  Roche shall be a third party beneficiary under Article 1 (limited to the extent necessary to interpret the SRA) and Sections [**] of the SRA (including all amendments and attachments thereto).

2.2                               Specific Rights and Obligations

In accordance with the Second SRA Amendment Section 10(d)(ii), Roche acknowledges and agrees to the following specific rights and obligations.

2.2.1                     SRA Development of an SRA Development Candidate or SRA Product

To the extent Roche will assume responsibility for SRA Development of an SRA Development Candidate or SRA Product in any country, Roche assumes the obligations and rights of PTC pursuant to Second SRA Amendment Section 13 in that country, which such obligations and rights are set forth more specifically in 5.1.

2.2.2                     Termination and Grant-back Provisions

Roche’s rights and licenses from PTC with respect to SRA Reversion Candidates, SRA Development Candidates and SRA Products will terminate upon an SRA Special Termination or PTC’s receipt of an SRA Reversion Notice or SRA Buy-Out Notice and Roche shall be obliged in such circumstances to grant the licenses and rights specified in Section 3 of the Second SRA Amendment and Section 6.1(c)(2) of the SRA (including licenses and rights to (A) all intellectual property that, if developed, acquired or otherwise SRA Controlled by PTC, rather than a member of the Roche Group, would be SRA Company Technology or SRA Data (“SRA Licensee Technology” and “SRA Licensee Data”, respectively) and (B) all SRA INDs, SRA NDAs or similar regulatory filings made or obtained by a member of the Roche Group with respect to the relevant SRA Reversion Candidates, SRA Development Candidates and SRA

Products) and perform the activities specified therein in each case as if Roche were PTC.  PTC shall use Commercially Reasonable Efforts to keep the SRA in full force and effect and not trigger an SRA Special Termination, SRA Reversion Notice or SRA Buy-Out Notice.  For clarity, nothing in this Section 2.2.2 shall be interpreted as limiting PTC’s obligations pursuant to the SRA, including its obligations pursuant to Sections 3.2 and 6.1(c)(2) of the SRA.

2.3                               Designation of SRA Development Candidate

The Parties and the Foundation shall use good faith, diligent efforts to designate an SRA Development Candidate as soon as possible after the Effective Date and in any event prior to [**].  Each SRA Compound that progresses to IND-enabling pre-clinical studies in support of future human clinical trials, regardless of the date of such progression, shall be considered for the purposes of this Agreement to be an SRA Development Candidate and for the purposes of the SRA to be a Development Candidate.  The SRA shall be deemed amended to the extent necessary to consider such SRA Compound to be a Development Candidate pursuant to the SRA, and such amendment shall survive expiration or termination of this Agreement.

3.                                      Grant of Licenses

3.1                               License to Roche

Subject to Section 2.2.2, Section 3.2 and the other terms and conditions of this Agreement, PTC hereby grants to Roche and its Affiliates a royalty-bearing, exclusive (even as to PTC, but subject to the retained right of PTC to perform its obligations under the Research Program and its obligations (if any) under the Product Development Program) right and license, including the right to grant sublicenses in conformance with Section 3.3, under PTC’s interest in the PTC Patent Rights and PTC Know-How and PTC’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Compounds and Products in the Field in the Territory.

3.2                               License to PTC

Roche hereby grants to PTC a non-exclusive, worldwide, paid-up right and license, without the right to sublicense, under the Roche Patent Rights and Roche Know-How and Roche’s interest in the Joint Patent Rights and Joint Know-How solely to enable PTC to perform its obligations under the Research Program during the Research Term and its obligations (if any) under the Product Development Program.

3.3                               Sublicense

Roche and its Affiliates shall have the right to sublicense or subcontract to its Affiliates (with the right to grant sublicenses in conformance with this Section 3.3) and to any other Person (with no further right to sublicense), and shall have the right to use any contract manufacturer, distributor, subcontractor or outsourced service for the benefit of Roche and its Affiliates.  For clarity, Roche need not obtain the permission of PTC in order to enter into a sublicense or subcontract.  Roche shall provide PTC with written notice of any such sublicense within [**]

days after the execution thereof, such written notice to include (i) the identity of the Sublicensee, (ii) the Compound(s) and Product(s) that are the subject of the sublicense, (iii) whether such sublicense is exclusive, co-exclusive or non-exclusive, and (iv) the territory(-ies) covered by such sublicense.  If Roche grants a sublicense, all of the terms and conditions of this Agreement shall apply to the Sublicensee to the same extent as they apply to Roche for all purposes of this Agreement, and the sublicense shall include provisions causing such sublicense to terminate upon an SRA Special Termination or PTC’s receipt of notice of any SRA Reversion Notice or SRA Buy-Out Notice and requiring such Sublicensee to provide Roche with all rights necessary or useful for Roche to comply with Section 2.2.2; Foundation shall be a third party beneficiary of such provisions.  Roche assumes full responsibility for the performance of all obligations so imposed on such Sublicensee and will itself pay and account to PTC for all payments due under this Agreement by reason of operation of any such sublicense.

3.4                               Rights Retained by the Parties

Any rights of PTC or Roche, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party.  Without limiting the generality of the foregoing, no right or license is granted to Roche under the PTC Patent Rights and PTC Know-How and PTC’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold any composition that is not a Compound or Product.  Except in the context of a mutually agreed Research Plan, the exclusive license granted hereunder excludes any right of Roche or its Affiliates to access or use the AS Assay or to grant any such rights to the AS Assay to any other Person.

3.5                               Exclusivity.

(a)                                 During the Exclusivity Period (as defined in Section 3.5(e)), both Parties shall collaborate exclusively with each other pursuant to this Agreement with regard to use of Alternative Splicing to identify small molecule compounds that, as a direct result of their therapeutic application, result in increased levels of SMN1 mRNA and protein based on the conversion of SMN2 RNA to SMN1 mRNA, and neither Party nor its Affiliates shall, except pursuant to this Agreement, either alone or in collaboration with a Third Party (a) engage in discovering, researching, developing, registering, having registered, using, having used, making, having made, importing, having imported, exporting, having exported, marketing, having marketed, distributing, having distributed, selling and having sold any compound (or any product containing a compound) in the Field, which compound or product such Party or its Affiliates knows or believes to be a small molecule compound identified with Alternative Splicing that, as a direct result of its therapeutic application, results in increased levels of SMN1 mRNA and protein based on the conversion of SMN2 RNA to SMN1 mRNA, or (b) grant a license to, or otherwise assist or contract with, any Third Party, to engage in discovering, researching, developing, registering, having registered, using, having used, making, having made, importing, having imported, exporting, having exported, marketing, having marketed, distributing, having distributed, selling and having sold any compound (or any product containing a compound) in the Field, which compound or product such Party or its Affiliates knows or believes to be a small molecule compound identified with Alternative Splicing that, as a direct result of its therapeutic application, results in increased levels of SMN1 mRNA and protein based on the conversion of SMN2 RNA to SMN1 mRNA.

(b)                                 For purposes of clarity, the restrictions set forth in Section 3.5(a) shall not prohibit either Party from using Alternative Splicing to identify small molecule compounds that result in increased levels of SMN1 mRNA and protein based on the conversion of SMN2 RNA to SMN1 mRNA, so long as the primary goal of such program, as evidenced by laboratory notebooks or other relevant documents, is not to discover or develop compounds that, as a direct result of their therapeutic application, result in increased levels of SMN1 mRNA and protein based on the conversion of SMN2 RNA to SMN1 mRNA.

(c)                                  This Section 3.5 is not intended to apply to any activity otherwise prohibited by this Section 3.5 if a Party’s involvement in such prohibited activity results from such Party’s acquisition by a Third Party (either directly or through any Affiliate, whether by merger, purchase of assets or equity, or otherwise), but only if (i) such Third Party, prior to such acquisition or merger, was already engaged in such prohibited activity (the “Third Party Activity”), and (ii) no Patent Rights or Know-How of either Party, nor any Joint Patent Rights or Joint Know-How, are used in connection with such Third Party Activities.

(d)                                 This Section 3.5 is not intended to apply to any activity otherwise prohibited by this Section 3.5 if a Party’s involvement in such prohibited activity results from such Party’s acquisition (either directly or through any Affiliate, whether by merger, purchase of assets or equity, or otherwise) of the whole or substantially the whole of the business or assets of a Third Party, but only if (i) such Third Party, prior to such acquisition or merger, was already engaged in such prohibited activity (the “Acquired Party Activity”), and (ii) such acquiring Party shall, within [**] days after the date of such Party’s consummation of such acquisition, notify the other Party of such acquisition and comply with the other requirements of this Section 3.5(d).  After consummation of such an acquisition, the acquiring Party shall, at its option, either (x) use good faith efforts to identify a Third Party purchaser to whom such Party will divest its interest in the Acquired Party Activity and to enter into a definitive agreement with such Third Party for such divestiture as soon as reasonably practicable under the circumstances, but such divestiture must be completed no later than [**] months after the closing of such Party’s acquisition of the Acquired Party Activity, or (y) promptly discontinue such Acquired Party Activity;

provided that notwithstanding which option is elected, such divesture or discontinuation must be accomplished no later than [**] months after the closing of such Party’s acquisition of the Acquired Party Activity.  During the time period after consummation of an acquisition covered by this Section 3.5(d) and until the divestiture or discontinuation of the Acquired Party Activity, the acquiring Party shall not use any Patent Rights or Know-How of either Party, or any Joint Patent Rights or Joint Know-How, in connection with such Acquired Party Activities.  So long as the acquiring Party divests of, or discontinues, the Acquired Party Activity in accordance with this Section 3.5(d), such acquisition shall not be deemed a violation of this Section 3.5.

(e)                                  As used in this Agreement, the term “Exclusivity Period” means the period commencing on the first day of the Research Term and ending three (3) years thereafter.

4.                                      Research Collaboration

4.1                               Conduct of Research Program

4.1.1                     Scope

Roche and PTC shall conduct research activities under this Agreement under the oversight of the JSC and a mutually agreed Research Program pursuant to the Research Plan.

4.1.2                     Diligent Efforts

Roche and PTC shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to it in the then-current Research Plan, in accordance with the time parameters set forth therein.

4.1.3                     Transitional Research Plan

PTC will conduct the Research Program in accordance with the Transitional Research Plan until the time of the first JSC meeting; provided, however, that PTC shall have the right, but not the obligation, at its cost, to apply resources to the Research Program during the period of the Transitional Research Plan as long as such resources are applied in a manner consistent with the Research Plan.

4.1.4                     Research Plan

After the first JSC meeting, the Parties will conduct the Research Program in accordance with the Research Plan; provided, however, that PTC shall have, if permitted by the JSC, the right, but not the obligation, at its cost, to apply resources to the Research Program after the Transitional Research Plan as long as such resources are applied in a manner consistent with the Research Plan..  Prior to the expiration of the SRA Research Term, any changes to the Research Plan shall be considered amendments to the SRA Research Plan following approval by the JSC.  Following the SRA Research Term, unless decided otherwise by the JSC, the Research

Plan will be updated annually by the JSC.  The Research Plan will set forth (i) the scope of the Research Program and the resources that will be dedicated to the activities contemplated within the scope of the Research Program, including the responsibilities of each Party (and, if as applicable, the Foundation), (ii) specific objectives for each year, which objectives will be updated or amended by the JSC as research progresses, and (iii) budgets for such activities.  The Parties shall prepare a plan for activities to be conducted during the second year of the Agreement Term no later than [**] days before the first anniversary of the Effective Date.  Any changes to the Research Plan shall be reflected in written amendments to the Research Plan.

4.1.5                     Duration

The Research Program shall commence on the Effective Date and shall continue until the end of the Research Term.

4.1.6                     Termination

The Research Term may be terminated by Roche at any time following the second anniversary of the Effective Date upon ninety (90) days advance written notice to PTC, which notice can be provided in advance of the second anniversary of the Effective Date.

4.1.7       Expenses

Roche shall bear all expenses of the Research Program, including without limitation the payment to PTC of Quarterly R&D Fees as provided in Section 11.2.

4.2                               Records; Reports

4.2.1                     Progress Reports

At least quarterly during the Research Term, any Party actively conducting work under the Research Program shall have the obligation to prepare and provide to the JSC a detailed written report summarizing the progress of the work performed by that Party in the course of the Research Program during the preceding Calendar Quarter, if any.  Promptly upon expiry of the Research Term, each Party shall provide a final written report summarizing its activities under the Research Program and the results thereof.  Each Party shall promptly provide Foundation with a copy of each report prepared by such Party pursuant to this Section 4.2.1.  Upon the written request of Roche and not more than [**], PTC shall permit Roche, at Roche’s expense, to have access during PTC’s Business Days to those records of PTC that may be necessary to verify the basis for any payments hereunder.

4.2.2                     Research Records

Each Party shall maintain records of the Research Program (or cause such records to be maintained), which shall be completely and accurately recorded in separate laboratory notebooks, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

5.                                      Product Development

5.1                               SRA Product Development

Roche, at its sole cost, shall be responsible for pursuing clinical development of SRA Products, including any non-clinical studies required to support such clinical development, subject to the terms of the SRA (with Roche having responsibility for fulfilling all of PTC’s obligations thereunder with respect to clinical development of SRA Products).

5.1.1                     SMAF Clinical Trials Advisory Committee

Foundation has the right, but not the obligation, to create a committee of experts to advise Foundation/Roche/PTC, as applicable, on clinical trials and expanded access with respect to SRA Development Candidates and SRA Products (the “SMAF Clinical Trials Advisory Committee”).  Such SMAF Clinical Trials Advisory Committee shall consist of such individuals as Foundation may designate, but shall include [**].  The SMAF Clinical Trials Advisory Committee shall have, as one (1) of its principal mandates, the responsibility of balancing (i) the rapid and efficient development and commercialization of SRA Development Candidates and SRA Products for the benefit of all potential patients in the SRA Field and (ii) the appropriateness, based on available safety and efficacy information with respect to such SRA Development Candidates and SRA Products, of providing access to such SRA Development Candidates and SRA Products to individual patients via the extension protocols or expanded access programs further described in Sections 5.1.2 and 5.1.3.  Such SMAF Clinical Trials Advisory Committee may establish its own procedures for meetings and decision-making.

5.1.2                     Roche Clinical Trials

Foundation has the right, but not the obligation, to assist with patient recruitment for any SRA Company Clinical Trial involving SMA patients by (i) referring to Roche (or, at Roche’s request, referring directly to any clinical investigator at a clinical trial site for the applicable clinical trial) up to [**] SMA patients meeting the enrollment criteria for the applicable clinical trial and identified by Foundation or its designee, and/or (ii) proposing up to [**] clinical trial sites with access to appropriate patient populations for such clinical trial.  With regard to clinical trials involving any Compound or Product, Roche shall use Commercially Reasonable Efforts to enable such patients to be enrolled in such clinical trial consistent with the applicable enrollment criteria, protocol, and target patient number for such clinical trial (it being understood that such patients should be given priority over other patients who are equally qualified to participate in such clinical trial, provided that the final decision regarding such enrollment is made by the clinical investigator and/or clinical trial site personnel of the investigating institution), and to contract with such clinical trial sites for such clinical trial.  If Foundation, in its sole discretion, determines not to assist in patient recruitment for any such clinical trial, then it shall so inform Roche and Roche shall assume all responsibility for patient recruitment and selection of clinical trial sites.

Each time that Roche commences the drafting of a clinical trial protocol for a SRA Development Candidate or SRA Product, and at reasonable times thereafter, Roche will discuss with Foundation Roche’s plans for making such SRA Development Candidate or SRA

Product available to participants in such clinical trial after the completion of such trial.  If mutually agreed by Roche and Foundation based on such discussions, or if recommended by the SMAF Clinical Trials Advisory Committee in its sole discretion, Roche will submit to the appropriate Regulatory Authority a suitable extension protocol and corresponding informed consent form providing for administration of such SRA Drug Candidate or SRA Product for at least [**] beyond the term provided for in a particular clinical trial.  Roche shall use Commercially Reasonable Efforts to obtain the applicable Regulatory Authority’s approval of such extension protocol and informed consent and subsequent approval from the institutional review boards at the locations where such clinical trial is being conducted; provided, however, that the proposed [**] period for such extension protocol may be shortened based on the request or advice of the applicable Regulatory Authority.  Upon receipt of such approvals, Roche shall provide, in accordance with the approved extension protocol, such SRA Development Candidate or SRA Product to those patients who enrolled in such clinical trial (such patients, the “Enrollees”).  For so long as Roche is continuing to develop or seek approval from a Regulatory Authority for such SRA Development Candidate or SRA Product, and subject either to mutual agreement of Roche and Foundation or to the recommendation of the SMAF Clinical Trials Advisory Committee in its sole discretion, Roche shall use Commercially Reasonably Efforts to obtain approval for an amended or new extension protocol providing for continued administration of such SRA Development Candidate or SRA Product to the Enrollees, and Roche shall provide such SRA Development Candidate or SRA Product to the Enrollees in accordance with any such approved protocol.  If Roche [**] does not concur in the decision to commence or continue any extension protocol pursuant to this Section 5.1.2, then Roche’s obligations to assist with such extension protocol and continue to supply such SRA Development Candidate or SRA Product to Enrollees shall [**] directly or indirectly, [**], and [**] of SRA Development Candidate or SRA Product to Enrollees.

If Roche stops developing or seeking approval from a Regulatory Authority of a SRA Development Candidate or SRA Product pursuant to the above paragraph, and either Roche and Foundation mutually agree or the SMAF Clinical Trials Advisory Committee in its sole discretion (but having considered any safety issues) recommends that the Enrollees continue to have access to such SRA Development Candidate or SRA Product for a longer period than provided for in any existing extension protocol submitted by Roche with respect to such SRA Development Candidate or SRA Product, then upon the Foundation’s request, Roche shall facilitate Foundation’s efforts to arrange for prolonged continued access to such SRA Development Candidate or SRA Product for some or all of the Enrollees by taking all reasonable actions requested by Foundation (consistent with the SMAF Clinical Trials Advisory Committee’s recommendations, if applicable), including without limitation: (i) either (1) transferring Roche’s SRA IND for such SRA Development Candidate or SRA Product to Foundation or its designee or (2) providing Foundation or its designee with a right of reference to the manufacturing-related information and safety and efficacy data in Roche’s SRA IND or Drug Master File or equivalent regulatory filing (as applicable) so that Foundation or its designee can submit its own SRA IND with respect to such continued access; (ii) providing (for the shorter of [**] months or the amount of time necessary for Foundation or its designee to establish an alternative supply of equivalent clinical grade product) such SRA Development Candidate or SRA Product to Foundation or its designee for administration to such Enrollees in accordance with any extension protocol for which Foundation or its designee has obtained approval from the FDA or the applicable Regulatory Authority; (iii) assisting Foundation or its designee with obtaining an alternative, equivalent clinical grade supply of such SRA Development Candidate or SRA Product by (1) facilitating Foundation’s or its designee’s negotiation of a supply agreement with Roche or Roche’s manufacturer of such SRA Development Candidate or SRA Product or (2) providing technology transfer and other technical assistance reasonably requested by Foundation to enable Foundation or its designee to manufacture such SRA Development Candidate or SRA Product; and (iv) providing Foundation with a non-exclusive, fully paid-up, sublicensable license under SRA Licensee Technology and SRA Licensee Data (provided, that the license granted hereunder to Foundation [**] or [**] or [**]) to perform or have performed on its behalf any and all activities necessary or reasonably useful to provide continued access to such SRA Development Candidate or SRA Product in accordance with this Section 5.1.2.  In any case in which Roche [**], does not concur in the decision to commence or continue any extension protocol pursuant to this Section 5.1.2, then Roche’s obligations to assist with such extension protocol and continue to supply such SRA Development Candidate or SRA Product to Enrollees shall [**], directly or indirectly, [**], and [**] of SRA Development Candidate or SRA Product to Enrollees.  In connection with the foregoing, Foundation, [**], shall maintain clinical trial and/or product liability insurance, as applicable, in an amount consistent with industry standards and only if available on commercially reasonable terms, and shall [**] with respect to losses arising out of or related to the activities contemplated under this Section 5.1.2.  Foundation shall provide a certificate of insurance evidencing such coverage to Roche upon request.

For clarity, nothing in this Section 5.1.2 shall be interpreted as limiting PTC’s obligations pursuant to the SRA, including to provide licenses to SRA Company Technology, SRA Data and SRA Company Base IP to facilitate Foundation’s efforts to arrange for prolonged continued access to such SRA Development Candidate or SRA Product for some or all of the Enrollees.

5.1.3                     Expanded Access Program

At such time as Foundation and Roche mutually agree, or the SMAF Clinical Trials Advisory Committee in its sole discretion determines, that results from clinical trials and other development activities with respect to the applicable SRA Development Candidate or SRA Product support expanded access to such SRA Development Candidate or SRA Product for patients with SMA, then Roche and Foundation shall cooperate to establish such an expanded access program in which at least [**] SMA patients identified by Foundation who do not meet the enrollment criteria for a particular clinical trial (whether or not such clinical trial is directed to SMA patients) for such SRA Development Candidate or SRA Product (such patients, the “Patients”) may gain access to such SRA Development Candidate or SRA Product.  Roche agrees that at its earliest reasonable opportunity following the commencement of such cooperation (e.g., at a meeting with the FDA), Roche will inquire about the feasibility of an expanded access protocol for such SRA Development Candidate or SRA Product for SMA purposes and will invite a designee of Foundation with appropriate medical or regulatory experience to participate in discussions with the FDA regarding the establishment and maintenance of such expanded access program.  In connection with such expanded access program, at Foundation’s request and consistent with any recommendations made by the SMAF Clinical Trials Advisory Committee, Roche will either (i) submit to the FDA a protocol that is reasonably acceptable to Foundation and calls for administering such SRA Development Candidate or SRA Product to the Patients or (ii) notify Foundation that it will not be making such a submission and facilitate the submission and approval of such a protocol by the Foundation or its designee.

If Roche chooses option (i) above, then it shall use Commercially Reasonable Efforts to obtain approval of such protocol and, upon receipt of such approval, it shall provide such SRA Development Candidate or SRA Product to the Patients in accordance with the approved protocol; provided, that Roche and Foundation shall engage in good faith negotiations with respect to [**].

If Roche chooses option (ii) above, then Roche shall facilitate Foundation’s efforts to arrange for such expanded access program for such SRA Development Candidate or SRA Product for the Patients by taking all reasonable actions requested by Foundation, in each case [**], including without limitation: either (1) allowing the expanded access program to be performed pursuant to Roche’s SRA IND (in which case Foundation or its designee shall provide Roche with all data arising from and other information with respect to such expanded access program that is necessary or reasonably useful for Roche to fulfill its obligations as the SRA IND holder) or (2) providing Foundation or its designee with a right of reference to the manufacturing-related information and safety and efficacy data in Roche’s SRA IND or Drug Master File or similar regulatory filing (as applicable) so that Foundation or its designee can file its own SRA IND with respect to such expanded access program; (ii) providing such SRA Development Candidate or SRA Product to an appropriate designee of Foundation for administration to the Patients in accordance with any expanded access protocol for which Foundation or its designee has obtained approval from the FDA [**]; and (iii) providing Foundation with a non-exclusive, fully paid-up, sublicensable license under SRA Licensee Technology and SRA Licensee Data (provided, that the license granted hereunder to Foundation [**] or [**] or [**]) to perform or have performed on its behalf any and all activities necessary or reasonably useful to provide such expanded access to such SRA Development Candidate or SRA Product in accordance with this Section 5.1.3.  In connection with the foregoing, Foundation, [**], shall maintain clinical trial and/or product liability insurance, as applicable, in an amount consistent with industry standards and only if available on commercially reasonable terms, and shall [**] with respect to such insurance, with respect to losses arising out of or related to the activities contemplated under this Section 5.1.3.  Foundation shall provide a certificate of insurance evidencing such coverage to Roche upon request.

For clarity, nothing in this Section 5.1.3 shall be interpreted as limiting PTC’s obligations pursuant to the SRA, including to provide licenses to SRA Company Technology, SRA Data and SRA Company Base IP to facilitate Foundation’s efforts to arrange for such expanded access program for such SRA Development Candidate or SRA Product for the Patients.

5.1.4                     Indemnification by Foundation

In connection with the last paragraph in each of Section 5.1.2 and Section 5.1.3, Foundation hereby agrees to save, defend, indemnify, and hold harmless Roche’s and its Affiliates’ trustees, officers, employees and agents (each, a “Roche Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Roche Losses”), to which a Roche Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Roche Losses arise directly or indirectly out of (a) [**] or [**] of any SRA Development Candidate or SRA Product by Foundation, its Affiliate(s) or licensee(s) pursuant to the last paragraph of Section 5.1.2 or 5.1.3, or (b) the breach of the SRA by Foundation or the gross negligence or willful misconduct of Foundation pursuant to the last paragraph of Section 5.1.2 or 5.1.3, except in each case to the extent such Losses result from (x) the breach of this Agreement by Roche or the gross negligence or willful misconduct of any Roche Indemnitee, or (y) the activities of Roche or its agents or employees in connection with any SRA Development Candidate or SRA Product.  The obligations of Foundation under this Section 5.1.4 are conditioned upon Roche’s delivery of written notice to Foundation of any potential Roche Losses promptly after Roche becomes aware of such potential Roche Losses.  Foundation shall have the right to assume the defense of any suit or claim related to Roche Losses if it has assumed responsibility for the suit or claim in writing.  If Foundation defends the suit or claim, Roche may participate in (but not control) the defense thereof at its sole cost and expense but Roche may not settle such suit or claim without the prior written consent of Foundation, not to be unreasonably withheld.

5.1.5                     Clinical Trial/CRO Agreements

In connection with the last paragraph in each of Section 5.1.2 and Section 5.1.3, Foundation hereby agrees that under any circumstance in which Foundation is contracting directly with clinical trial sites, clinical investigators, and contract research organizations (“CROs”), it will use as the basis for its negotiations [**], and will use Commercially Reasonable Efforts to secure terms with respect to publication, confidentiality, intellectual property (which shall be [**], as the case may be, [**]), and indemnification substantially similar to those routinely obtained by Roche with respect to such an agreement, and naming Roche as a third-party beneficiary.

5.2                               New Product Development

Roche, at its sole cost, shall be responsible for pursuing clinical development of New Products in accordance with a New Product Development Plan, and as overseen by the JSC.  At Roche’s option, PTC may assist with mutually agreed clinical and non-clinical activities in accordance with the New Product Development Plan, which shall include, without limitation, mutually agreed budgets for such activities.  At Roche’s reasonable request and at the sole expense of Roche (including for out-of-pocket and internal costs (including a reasonable allocation of overhead) incurred by the Foundation in connection therewith), the Foundation shall use good faith efforts to assist with recruitment of SMA patients for Clinical Studies conducted in the United States under the New Product Development Plan.

6.                                      Diligence

Roche and PTC shall use Commercially Reasonable Efforts to perform their respective activities contemplated by this Agreement or as may be agreed upon in any subsequent written agreements with respect to the subject matter hereof, including but not limited to any activities under the Research Program and the Product Development Program.  Specifically, Roche agrees to use Commercially Reasonable Efforts to develop and commercialize Products in the Field as it relates to the treatment of humans having SMA and in the Territory and agrees to fulfill all diligence obligations imposed on PTC under the SRA.  Roche further agrees to fulfill the same diligence obligations with respect to New Compound Development Candidates and New Products as are required under the SRA with respect to SRA Development Candidates and SRA Products, respectively.

7.                                      Governance

7.1                               Joint Steering Committee

Within [**] days after the Effective Date of this Agreement, the Parties and the Foundation shall establish a joint steering committee (“JSC”) to oversee the Research Program and the Product Development Program activities under this Agreement.

7.2                               Acknowledgement Concerning the JSC

7.2.1                     Sole Governance Body for Certain Decisions

Each Party and the Foundation acknowledges that the JSC, in addition to its other functions as described herein, shall be the sole governance body for all research and SRA Development decisions regarding the SRA DC Research and the SRA Development of SRA Reversion Candidates, SRA Development Candidates and SRA Products that are the subject of this Agreement.

7.2.2                     Excepted Decisions

The JSC’s role as such sole governance body under Section 7.2.1 shall not prevent PTC or Roche from making decisions necessary or useful to implement decisions made by the JSC regarding research, SRA Development and SRA Collaboration Activities with respect to SRA Compounds, so long as such implementation decisions are consistent with and faithful to the intent of the JSC’s decision.

7.3                               Members

The JSC shall be composed of [**] persons (“Members”).  Roche, PTC and the Foundation each shall be entitled to appoint [**] Members with appropriate seniority and functional expertise.  Each Member shall be an employee of the appointing Party or the Foundation, as applicable, unless otherwise agreed by the other Party and the Foundation, or the

Parties, as applicable.  Each Party and the Foundation may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement.  If PTC, Roche or the Foundation replaces a Member, it shall notify the other Party and the Foundation, or the Parties, as applicable, at least [**] days prior to the next scheduled meeting of the JSC.  Both Parties and the Foundation shall use Commercially Reasonable Efforts to keep an appropriate level of continuity in representation.  Members may be represented at any meeting by another person designated by the absent Member.  The JSC shall be chaired by a Roche Member (the “Chairperson”).  The Chairperson shall be responsible for calling meetings of the JSC and for leading the meetings.

7.4                               Responsibilities of the JSC

The JSC shall have the responsibility and authority to:

a)                                     monitor and implement the transfer of the SRA Product to Roche;

b)                                     oversee, monitor and approve the Research Plan;

c)                                      revise and approve any revisions to the Research Plan;

d)                                     review and oversee the execution of the Research Plan;

e)                                      establish timelines and criteria for decision points;

f)                                       review the efforts of the Parties and allocate those resources for the Research Plan (including the budget);

g)                                      identify appropriate resources necessary to conduct the Research Plan;

h)                                     decide whether to pursue options (1), (2) or (3) of Section 2(g) of the Second SRA Amendment in the event of an SRA Cost/Timeline Issue;

i)                                         maintain and update, at each JSC meeting prior to [**], a list that identifies and rank orders all potential and actual SRA Lead Candidates and SRA Development Candidates and denotes all SRA Development Candidates and between [**] potential or actual SRA Lead Candidates as SRA Reversion Candidates and as “Reversion Candidates” under the SRA;

j)                                        prior to the designation of an SRA Development Candidate, prepare the SRA Development Plan and the “Development Plan” under the SRA for such SRA Development Candidate, and review and update the SRA Development Deadline Document and the “Development Deadline Document” under the SRA as it may deem advisable, in each case as further provided in Article 3 of the SRA;

k)                                     establish and set expectations and mandates for each joint operational team (each, a “JOT”);

l)                                         create or disband JOTs as deemed appropriate;

m)                                 oversee the JOTs, including without limitation the joint intellectual property team (“Joint IP Team” or “JIPT”);

n)                                     approve variations of Invention assignment agreements pursuant to Section 15.1;

o)                                     revise and approve any revisions to the Development Candidate Criteria;

p)                                     determine whether an SRA Drug Candidate has become an SRA Development Candidate or whether New Compound has become a New Compound Development Candidate;

q)                                     following the designation of an SRA Development Candidate, and at least [**] thereafter, conduct a formal review and comprehensive update of the SRA Development Plan and SRA Development Deadline Document for such SRA Development Candidate, in each case as further provided in Article 3 of the SRA;

r)                                        review scientific and medical literature to identify diseases, indications or medical conditions that, [**] are [**] for [**], and [**] and [**] diseases, indications or medical conditions [**];

s)                                       at the first JSC meeting after [**], (i) review each potential or actual SRA Lead Candidate that was not designated as an SRA Development Candidate during the SRA Research Term and either designating it as an SRA Development Candidate or determining that it does not meet the Development Candidate Criteria, and (ii) prepare a final list (which can only be subsequently changed by the written agreement of Roche, PTC and Foundation) that identifies and rank orders all potential and actual SRA Lead Candidates and SRA Development Candidates and denotes all SRA Development Candidates and between [**] potential or actual SRA Lead Candidates as SRA Reversion Candidates and as “Reversion Candidates” under the SRA;

t)                                        oversee the progress of the Product Development Program, including without limitation, with respect to SRA Development, pursuant to Article 3 of the SRA;

u)                                     monitor the development of the New Compounds and the New Products in the Field;

v)                                     recommend action items to each Party’s or the Foundation’s respective decision-making bodies for approval or rejection by such decision-making bodies;

w)                                   attempt to resolve any disputes on an informal basis; and

x)                                     otherwise serve as a forum for exchanging information and discussing the progress of the collaboration between PTC, Roche and the Foundation under this Agreement, including, without limitation, Product commercialization activities.

The JSC shall have no responsibility and authority other than that expressly set forth in this Section.

7.5                               Meetings

The Chairperson or his/her delegate is responsible for sending invitations and agendas for all JSC meetings to all Members at least [**] days before the next scheduled meeting of the JSC, and shall include any agenda item reasonably requested by PTC or the Foundation.  The venue for the meetings shall be agreed by the JSC.  During the Research Term, the JSC shall meet at least [**]; thereafter, the JSC shall meet at least [**] per Calendar Year.  JSC meetings may be held in person or by videoconference; provided that no more than [**] such meetings in any Calendar Year may be by videoconference.  The Alliance Directors may attend the JSC meetings as permanent participants.

At least [**] representatives from each Party and from the Foundation must be present at each JSC meeting to achieve a quorum.  In addition, each Party and the Foundation may, at its discretion, invite a reasonable number of non-voting employees, and, with the consent of the other Party and the Foundation, or the Parties, as applicable, consultants or scientific advisors, to attend JSC meetings or the relevant portion thereof; provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

Either Party or the Foundation may also request that a special JSC meeting be convened for the purpose of resolving a dispute(s) in connection with, or for the purpose of reviewing or making a decision pertaining to, any matter within the purview of the JSC by providing written notice to the other Party.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

At its initial meeting, the JSC shall, among other things, review the Research Plan, including the associated budgets.

7.6                               Minutes

The Chairperson is responsible for designating a Member to record in reasonable detail and circulate draft minutes of JSC meetings to all members of the JSC for comment and review within [**] days after the relevant meeting.  The Members of the JSC shall have [**] days to provide comments.  The Member preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JSC within [**] days after the relevant meeting, for final approval at the next JSC meeting.

7.7                               Decisions

7.7.1                     Decision Making Authority

The JSC shall decide matters within its responsibilities as set forth in Section 7.4.

7.7.2                     Consensus; Good Faith

The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC.  The Parties and the Foundation shall endeavor to make decisions by consensus.  Each Party and the Foundation shall have one (1) vote on the JSC; provided, however that the Foundation [**] except to the extent the Foundation [**] under the [**] (and, for clarity, Foundation shall not be obligated to [**] without Foundation’s prior approval).  Both Parties, and, as applicable, the Foundation, must vote in the affirmative to allow the JSC to take any action that requires the vote of the JSC.  Action on any matter may be taken at a meeting by teleconference, videoconference or by written agreement.

7.7.3                     Escalation

If the JSC is unable to decide a matter, then such matter shall be referred to the Chief Executive Officer of PTC or equivalent position or his/her nominee, the Head of Roche Partnering or equivalent position or his/her nominee, and, for matters on which the Foundation is entitled to vote, the President of the Foundation or equivalent position or his/her nominee, for resolution, who together shall use reasonable and good faith efforts to reach a decision by consensus within [**] days after the date such matter is referred to them.  If PTC, Roche and the Foundation still fail to reach a decision within such [**] days, then the final decision shall be Roche’s, which shall be exercised in good faith.  Any such decision shall constitute a decision of the JSC.

Notwithstanding the foregoing, Roche shall not have the right to exercise its final decision-making authority unilaterally with respect to the following (each, a “Consensus Matter”):

a)                                     increasing PTC’s or the Foundation’s obligations or reduce PTC’s or the Foundation’s rights under this Agreement, including without limitation, amending the Research Plan and/or imposing any obligation on PTC and/or the Foundation to devote additional personnel or financial resources to a specific activity or project;

b)                                     determining that the R&D Events set forth in Section 11.3 have not occurred;

c)                                      determining that it has fulfilled any obligation under this Agreement or that PTC or the Foundation has breached any obligation under this Agreement;

d)                                     making a decision that is expressly stated in this Section 7.7.2 or elsewhere in this Agreement to require the mutual agreement of the Parties or the Foundation;

e)                                      otherwise expanding Roche’s rights or reducing Roche’s obligations under this Agreement;

f)                                       designating, or determining not to designate, an SRA Development Candidate;

g)                                      updating or amending any SRA Development Plan or SRA Development Deadline Document; or

h)                                     deciding whether to pursue option (1), (2) or (3) of Section 2(g) of the Second SRA Amendment.

7.8                               Information Exchange

Roche shall disclose to PTC and the Foundation all material information in relation to Roche’s activities under this Agreement through the JSC and, where applicable, the JSC, the Foundation and PTC may ask reasonable questions in relation to such matters and offer advice in relation thereto, and Roche shall give due consideration to PTC’s and the Foundation’s input.

7.9                               Joint Operational Teams

7.9.1                     Establishment

The JSC shall have the right to establish JOTs, which may include, but will not be limited to the following: a Research JOT, a New Product Development JOT, an SRA Development JOT, and a Joint IP Team.  Each Party and the Foundation shall be free to change its members of each JOT, on prior written notice to the other Party and the Foundation.  Each JOT shall determine the frequency and form of its interactions, subject to the requirements set forth in this Section 7.9.

7.9.2                     Role of JOTs

The JSC shall determine the objectives and areas of responsibility for each JOT, potentially including clinical, research or development matters.  Each JOT will develop and present to the JSC for approval specific plans for achieving its respective objectives and will be responsible for performing any duties assigned to such JOT by the JSC.  Each JOT may form additional sub-groups as such JOT deems appropriate.

7.9.3                     Votes; Disputes

Each JOT shall decide by vote on any subject matter within the decision-making authority of such JOT by a reasonable process to be established by the JOT.  If a JOT is unable to reach a unanimous decision on any matter that is subject to the JOT’s decision-making authority within [**] days after the JOT first fails to reach consensus regarding such matter (or such later date as may be mutually acceptable to the Parties and the Foundation), then such matter shall be resolved by the JSC.

7.9.4                     Joint IP Team

The JSC shall form a JIPT consisting of at least [**] from each Party’s patent or legal department.  It shall be the responsibility of the JIPT to (i) determine the need to license Third Party Patent Rights that are required or useful for the development and commercialization of Products and, subject to Section 11.5.4, the allocation of costs between the Parties in connection therewith, (ii) serve as a forum for the communication between the Parties regarding the Handling of Patent Rights, including but not limited to, with respect to any Joint Patent Right, determining which Party shall have the first right to Handle such Joint Patent Right, (iii) determine strategy for Handling Patent Rights, (iv) discuss the actual or suspected infringement that is the subject of an Infringement Notice, (v) determine the geographic scope of patent filings, including foreign filing decisions at the end of the priority year, PCT national/regional phase and European validations, and (vi) determine any matter regarding the enforcement or defense of the PTC Patent Rights, Roche Patent Rights or Joint Patent Rights.  The JIPT shall meet as required to fulfill its duties as set forth in Sections 11.5.4, 15.5 and 15.8, or as otherwise mutually agreed by the Parties, and shall participate in and report to regular meetings of the JSC as requested by the JSC.  The JIPT shall coordinate with Foundation to satisfy Foundation’s right, pursuant to Section 6.2(a) of the SRA to comment and consultation on all filing, prosecution and maintenance activities with respect to any Patent Right that claims or covers any SRA Compound, and shall promptly provide Foundation with copies of all summaries of JIPT meetings that are prepared.  If the JIPT is unable to resolve any dispute, or unanimously agree on any other matter before it, then, notwithstanding anything to the contrary in Section 7.9.3, such dispute or other matter shall be referred to the chief patent counsels of each Party or their designees to be resolved by negotiation in good faith as soon as practicable but in no event later than [**] days (or sooner if necessity so dictates) after referral.  If the chief patent counsels or their designees are unable to resolve such matter, then Roche shall have final decision-making authority except as to (a) the allocation of costs under clause (i) of this Section 7.9.4, and (b) any Consensus Matter as set forth in Section 7.7.3.  For clarity, the authority of the JIPT shall be subject to the rights of Foundation pursuant to Section 6.2(c) of the SRA.

7.10                        Alliance Director

PTC, Roche and the Foundation shall each appoint an Alliance Director.  The Alliance Directors shall be the point of contact within each Party and the Foundation with responsibility for facilitating communication and collaboration between PTC, Roche and the Foundation.  They are permanent participants of the JSC meetings and may attend JOT meetings as appropriate.  The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JSC to reach consensus and avert escalation of such issues or potential disputes.

7.11                        Limitations of Authority

The JSC shall have no authority to amend or waive any terms of this Agreement or the SRA.

7.12                        Expenses

Each Party and the Foundation shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JSC and any JOT.

7.13                        Lifetime

The JSC shall end upon the later to occur of (i) the conclusion of all research and development activities to be performed hereunder or (ii) the First Commercial Sale of the first Product in the second Major Country.

7.14                        Appointment of JSC Members, JOT Members and Alliance Directors

The appointment of members of the JSC, any JOT and the Alliance Directors is a right of each Party and the Foundation and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21.  Each Party and the Foundation shall be free to determine not to appoint members to the JSC and any JOT and not to appoint an Alliance Director, and at any time during the Agreement Term and for any reason, either Party shall have the right to withdraw from participation in the JSC and any JOT and to remove its Alliance Director upon written notice to the other Party and the Foundation, or the Parties, as applicable, which notice shall be effective immediately upon receipt. If a Party or the Foundation (“Appointing Party”) does not appoint members of the JSC or any JOT or an Alliance Director, or withdraws from the JSC or any JOT or removes its Alliance Director, it shall not be a breach of this Agreement, nor shall there be any associated penalty due nor shall there be any impact on the consideration otherwise provided for or due to the Appointing Party under this Agreement, and unless and until such persons are again appointed: (i) the other Party and the Foundation, or the Parties, as applicable, without regard to the provisions of this Article 7 with respect to voting, quorum or dispute resolution, may discharge the roles of the JSC, any JOT and the Alliance Director for which appointments were not made or with respect to which a withdrawal or removal has occurred by the Appointing Party (including without limitation, where the Appointing Party has not made appointments to the JSC or has withdrawn from the JSC, making all decisions within the decision-making authority of the JSC, which decisions shall be binding thereafter) and (ii) where the Appointing Party has not made appointments to the JSC or has withdrawn from the JSC, the Appointing Party shall not participate in any meetings of the JSC and shall not have the right to approve the minutes of any JSC meeting. If, at any time after the Effective Date, a Party or the Foundation has not appointed or has pursuant to this Section 7.14 withdrawn from the JSC or any JOT or removed its Alliance Director, and such Party or the Foundation wishes to resume participating in the JSC or any JOT or re-appoint its Alliance Director, such Party or the Foundation shall notify the other Party and the Foundation, or the Parties, as applicable, in writing and, thereafter, such Party’s or the Foundation’s designees shall be entitled to attend any subsequent meeting of the JSC or any JOT and to participate in the activities of, and decision-making by, the JSC or any JOT, and such Party’s or Foundation’s Alliance Director shall resume his or her duties, in each case as provided in this Article 7 as if a failure to appoint or submitting the withdrawal notice had not occurred.

7.15                        Change of Control

If there is a Change of Control of PTC, PTC shall provide prompt written notice thereof to Roche; provided that PTC may (but shall not be obligated to) notify Roche on a confidential basis of a contemplated Change of Control prior to the effective date of such Change of Control (the “Change of Control Notice”).  Within [**] days after receipt of a Change of Control Notice (the “Election Period”), Roche shall provide PTC with written notice of its election to proceed with one of the following mutually exclusive options: (i) to continue the Research Program pursuant to this Agreement and the Research Plan, (ii) to exclude PTC from participation in the JSC and any JOT and thereafter internalize at Roche all activities allocated to PTC under the Research Plan, or (iii) to terminate this Agreement in accordance with Section 20.3.2; provided that regardless of the option elected, such election shall become effective only upon or after the effective date of such Change of Control of PTC.  If Roche fails to provide a written election under the preceding sentence within the Election Period, then Roche shall be deemed to have elected to proceed under Section 7.15(i).  If Roche makes a written election pursuant to Section 7.15(ii) within the Election Period, then the Quarterly R&D Fees with respect to Research Program activities conducted by PTC after the effective date of the Change of Control shall be adjusted accordingly to reflect the change in activities.  The Parties acknowledge and agree that if Roche makes a written election within the Election Period pursuant to Section 7.15(ii) or Section 7.15(iii), PTC shall have no obligation to transfer the AS Assay to Roche, and Roche will not obtain any right or license with respect to the AS Assay or any intellectual property right therein.

8.                                      Supply

8.1                               Research Supply of Product

All Product for use during the Research Program shall be supplied in accordance with the Research Plan and accompanying budget.

8.2                               Clinical Supply of Product

8.2.1                     Roche Responsibility

Roche shall be solely and exclusively responsible at its own expense for the manufacture and supply of clinical supplies of Product.

8.2.2                     Technology Transfer

PTC shall initiate as soon as practicable and within [**] Business Days after the Effective Date a Know-How transfer (in accordance with the guidelines set forth in Appendix 8.2.2) to Roche to enable Roche to manufacture Product.  If Roche provides PTC with reasonable notice requesting PTC to provide Roche or its Affiliates with technical assistance in transferring technology required for the manufacture of a Compound at a Roche Group manufacturing facility or subcontractor, then PTC shall provide [**] of up to [**] days duration of one FTE to provide such services [**].  If additional technical assistance is required, then PTC shall provide such assistance to Roche at the FTE Rate and Roche shall reimburse PTC for reasonable out-of-pocket expenses, such travel and lodging, incurred in providing such assistance.

8.3                               Commercial Supply of Product

Roche shall be solely and exclusively responsible at its own expense for the commercial manufacture and commercial supply of Product for sale in the Territory, either by itself or through Third Parties.

9.                                     Regulatory

9.1                               Responsibility

All regulatory responsibilities with respect to SRA Product are subject to the SRA.  Roche, at its sole cost, shall pursue all regulatory affairs related to Product in the Territory, including without limitation the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products.  Roche shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with Regulatory Authorities, for all Products in all countries in the Territory.  Roche or its Affiliates shall own and file in their discretion all regulatory filings and Regulatory Approvals for all Products in all countries of the Territory.  Roche shall supply PTC with a copy of all material communications related to Products to or from the Regulatory Authorities for all Major Countries.

Roche, at its sole cost, shall report to appropriate authorities in accordance with local requirements or Laws all adverse events related to use of Products in the Territory.

PTC shall transfer and assign to Roche any regulatory dossiers containing information necessary or useful to Roche in connection with its regulatory filings for all Products, including, but not limited to clinical trial dossiers, regulatory correspondence, Regulatory Authority meeting minutes and study reports from completed non-clinical studies. For all completed study reports, PTC shall provide necessary documentation to confirm data reliability, as required by Article 43 of the Japanese Pharmaceutical Affairs Law Enforcement Regulations and related notifications, including, but not limited to original author signatures, raw data lists, GLP and GCP compliance information. All documentation is to be provided in English.

9.2                               Reporting Adverse Events

9.2.1                     Report

Each Party agrees to inform the other about serious adverse events occurring or having occurred in connection with the use of Product that comes into its knowledge.  The Parties agree to handle data and information about adverse events occurring or having occurred in connection with the use of Product according to the Guidelines in the respective territory, for example, those recited in the FDCA and the similar requirements of the Canadian or European Regulatory Authorities and/or requirements of any other relevant Regulatory Authority in the Territory.

9.2.2                     Clinical Safety Database

Adverse events related to the use of Product in the Territory shall be logged in a single database, centralized, held and owned by Roche.

9.2.3                     Pharmacovigilance Agreement

The Parties shall execute a separate pharmacovigilance agreement if required specifying the procedures and timelines for compliance with applicable Laws and regulations pertaining to safety reporting or Products and their related activities.

10.                               Commercialization

Subject to the SRA, Roche, at its own expense, shall have sole responsibility and decision-making authority for the marketing, promotion, sale and distribution of Products in the Territory.  During the Agreement Term, for so long as any member of the Roche Group is conducting commercialization activities with respect to any Product hereunder, Roche shall provide PTC and Foundation with written reports, at least [**], summarizing the progress of such commercialization activities.  In addition to such reports, at the request of PTC or Foundation from time to time following dissolution of the JSC, representatives of Roche shall meet, in person or via telephone, with representatives of PTC and Foundation at reasonable intervals for informal discussions regarding Roche’s commercialization activities with respect to all Products then being commercialized by a member of the Roche Group; provided, however, that the foregoing shall not apply with respect to PTC if PTC or any PTC Affiliate is then marketing a product for the same indication as a Product then being commercialized by a member of the Roche Group.

11.                               Payment

11.1                        Research Recognition Payment

Within [**] Business Days after the Effective Date and receipt of the invoice set forth in Appendix 11.1 (which shall be deemed issued to Roche on the Execution Date) from PTC, Roche shall make an unconditional, non-refundable, non-creditable payment to PTC of thirty million US dollars (US$ 30,000,000) in recognition of PTC’s research efforts prior to the Effective Date.  This Agreement, including without limitation Section 20.5 hereof, shall terminate in its entirety and shall be void and of no further force or effect if Roche fails to make the payment required by this Section 11.1 within such [**] Business Day period.

11.2                        Research and Development Funding.

(a)                                 Within [**] days after the end of each Calendar Quarter, PTC shall provide an invoice to Roche for the Quarterly R&D Fees actually incurred during such Calendar Quarter, and in prior periods with respect to amounts not yet invoiced or paid, and Roche shall pay PTC such Quarterly R&D Fees within [**] days after receipt thereof.

(b)                                 Roche shall not be obligated to pay Quarterly R&D Fee amounts in excess of [**] percent ([**]%) above the amounts set forth in the then-current Research Plan as approved by the JSC, or in the then-current SRA Development Plan or New Product Development Plan, as applicable, unless such amounts have been preapproved by Roche in writing.

(c)                                  If the Foundation performs any work or provides or procures any services as set forth in the Research Plan, SRA Development Plan or New Product Development Plan, then the Foundation shall provide Roche with an invoice setting forth all costs incurred by the Foundation in connection with such work or services, including out-of-pocket costs, internal costs and a reasonable allocation of overhead, and providing reasonable documentation thereof, and Roche shall pay Foundation such invoiced amount within [**] days after receipt thereof.

11.3                        Research and Development Event Payments

Roche shall pay up to a total of [**] US dollars (US$ [**]) in relation to the achievements of events with respect to each Product.  The payments under this Section 11.3 (each, an “R&D Event Payment”) shall be paid by Roche according to the following schedule of research and development events (each, an “R&D Event”):

R&D Event		R&D Event Payment
(a)	[**]	[**][**]
(b)	[**]	[**]
(c)	[**]	[**]
(d)	[**]	[**]
(e)	[**]	[**]
(f)	[**]	[**]
(g)	[**]	[**]
(h)	[**]	[**]
(i)	[**]	[**]
(j)	[**]	[**]
TOTAL		[**]

[**].

As used in the chart above, [**].

Each R&D Event Payment shall be non-refundable and non-creditable, and shall be paid no more than once, for the first applicable Product reaching the applicable R&D Event; provided, however, that if an R&D Event Payment is paid for a Product and such Product subsequently is withdrawn from development for any reason, then such R&D Event Payment shall be creditable against the analogous R&D Event Payment that would be due for a subsequent Product to reach such R&D Event; that is, if the subsequent Product replaces the previous Product with respect to the R&D Event Payments.  For example, if (i) [**] in accordance with the above table.

If a given Product is developed and continues to be developed (and does not fail), and one or more additional Product(s) are also developed [**], then no payments with respect to all R&D Events achieved by each subsequent Product shall be made until such time [**].  For clarity, upon [**], all payments with respect to R&D Events achieved by such subsequent Product shall be due and payable.

The achievement of an R&D Event for a Product shall result in a simultaneous obligation to pay the R&D Event Payment for each antecedent R&D Event that has not been previously paid for such Product, unless such Product is a replacement of a Product that was withdrawn from development as set forth above.  For example, on a Product-by-Product and a country-by-country or regional basis, the achievement of an R&D Event in any of rows [**]shall result in a simultaneous obligation to pay the relevant earlier R&D Event Payment in rows [**], as applicable, that had not previously been paid.

Upon achievement by or on behalf of any member of the Roche Group of any of the R&D Events, Roche shall promptly (but in no event more than [**] days after achievement thereof) notify PTC and shall pay to PTC all corresponding R&D Event Payments within [**] days after (x) occurrence of the applicable R&D Event and (y) receipt of an invoice from PTC.

11.4                        Sales-Based Events

Roche shall pay to PTC up to a total of [**] US dollars (US$ [**]) based on aggregate Calendar Year Net Sales of a Product in the Territory:

Net Sales Threshold	Payment

Total Calendar Year Net Sales in the Territory of a Product exceed US$ [**]	US$[**]
Total Calendar Year Net Sales in the Territory of a Product exceed US$ [**]	US$[**]
Total Calendar Year Net Sales in the Territory of a Product exceed US$ [**]	US$[**]
Total Calendar Year Net Sales in the Territory of a Product exceed US$ [**]	US$[**]
TOTAL	US$[**]

Each of the sales-based event payments shall be paid no more than once during the Agreement Term, at first occurrence of the event for the Product in the Territory first reaching the respective Net Sales Threshold, irrespective of whether or not the previous sales-based event payment was triggered by the same or by a different Product, and shall be non-refundable and non-creditable. Upon achievement by the Roche Group of any of the foregoing sales events, Roche shall promptly (but in no event more than [**] days after achievement thereof) notify PTC, and shall pay PTC the corresponding sales event payment within [**] days after receipt of an invoice from PTC.

11.5                        Royalty Payments

11.5.1              Royalty Term

Royalties shall be payable by Roche on Net Sales of Products on a Product-by Product basis until the expiry of the Royalty Term.  Thereafter, the licenses granted to Roche and its Affiliates shall be fully paid-up, royalty-free and non-exclusive with respect to such Product in such country, on a Product-by-Product and country-by-country basis.

The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product per area of the Territory, on an incremental basis, as follows:

Tier of Calendar Year Worldwide Net Sales in [**] US$	Percent (%) of Net Sales
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

For example, if Net Sales of a Product for a given Calendar Year are US$[**], then the royalties applicable on such Net Sales of such Product for that year shall be calculated as follows:

[**].

For the purpose of calculating royalties of a Product, Calendar Year Net Sales shall be subject to the adjustments set forth elsewhere in this Agreement.

11.5.2              Combination Product

If a Product is sold as part of a Combination Product in a country, the Net Sales of the Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction, A/(A+B), where:

A is the average sale price of the Product by members of the Roche Group when sold separately in finished form in such country and B is the average sale price by members of the Roche Group of the other product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent Net Sales reporting period in which sales of both occurred.

If the Product is sold as part of a Combination Product and is sold separately in finished form in such country, but the other product(s) included in the Combination Product are not sold separately in finished form in such country, the Net Sales of the Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction C/D where:

C is the average sale price, in such country, of the Product contained in such Combination Product when sold separately and D is the average sale price, in such country, for the Combination Product, in each case during the applicable Net Sales reporting period.

If the Product is not sold separately in finished form in the country, but all of the other product(s) included in the Combination Product in such country are sold separately, the Net Sales of the Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction (D-E)/D, where:

D is the average sale price, in such country, of the Combination Product, and E is the average sale price of the other product(s) included in the Combination Product in finished form in such country, in each case during the applicable Net Sales reporting period.

If Net Sales of the Product when included in a Combination Product cannot be determined using the methods above, Net Sales for the purposes of determining payments based on Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of F/(F+G) where:

F is the fair market value of the Product and G is the fair market value of all other pharmaceutical product(s) included in the Combination Product as reasonably determined in good faith by the Parties.

Where the preceding sentence is applicable, Roche shall in good faith propose to PTC an allocation of relative value of the Product and all other product(s) included in the Combination Product, PTC shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation.  If the Parties are unable to reach such agreement within [**] days after Roche provides such proposal, the issue shall be referred for binding resolution to a mutually agreeable individual (not affiliated with either Party) with expertise in the marketing and sales of similar pharmaceutical products (including experience in pricing and reimbursement), such resolution to occur within [**] days after such referral.

11.5.3              No Valid Claim

Notwithstanding the foregoing, the royalty rate applicable to a Product sold in any country in the Territory shall be reduced to [**] percent ([**]%) of the rate otherwise payable during any portion of the Royalty Term when there is no Valid Claim of the PTC Patent Rights, Roche Product Patent Rights or Joint Patent Rights Covering such Product in such country; provided that such reduction shall not apply during any portion of the Royalty Term when such Product is entitled to Marketing Exclusivity in such country and there is no Generic Competition in such country.

11.5.4              Third Party Payments

The Parties, working through the JIPT, shall determine whether any Patent Rights Controlled by a Third Party are necessary or useful for the development and commercialization of Products.  Roche and PTC shall each bear [**] percent ([**]%) of costs (including without limitation upfront payments, milestones and royalties) with respect to any license for any Third Party Patent Right that the JIPT (or Roche in its exercise of its final decision-making authority thereunder) reasonably determines is necessary for the development and commercialization of Products, and shall agree in good faith through the JIPT on the allocation of such costs with respect to any license for any Third Party Patent Right that is useful (but not necessary) for the development and commercialization of Products; provided that in no event shall PTC be required to pay any such costs except through a deduction from royalties payable by Roche to PTC hereunder, and no such royalty payable shall be reduced as a result of the allocation agreed by the JIPT in accordance with this Section 11.5.4 by more than [**] percent ([**]%) of the amount otherwise due to PTC with respect to the applicable Net Sales.

11.5.5              Anti-Stacking

In no event shall the combined effect of the applicable reductions pursuant to Sections 11.5.3 and 11.5.4 reduce the royalties payable to PTC below [**] percent ([**]%) of the amount otherwise payable to PTC pursuant to Section 11.5.1 or 11.5.2, as applicable.  If the amount of the reduction Roche is otherwise entitled to pursuant to Sections 11.5.3 and 11.5.4 is limited by the preceding sentence, Roche shall be entitled to deduct amounts from any subsequent royalty payment(s) (subject to the [**] percent ([**]%) floor in the preceding sentence) until the entire amount of the reduction to which Roche is otherwise entitled has been so deducted.

11.5.6              Sales Prior to Regulatory Approval

If any member of the Roche Group sells Product(s) to any Third Party prior to Regulatory Approval for more than nominal consideration (“Pre-Approval Sales”), then royalties shall be payable in accordance with Sections 11.5.1 through 11.5.5 with respect to Net Sales received in connection with such Pre-Approval Sales of Product(s) in the Territory by any member of the Roche Group on a country-by-country basis commencing upon the first such Pre-Approval Sale of such Product in any country in the Territory and continuing until the First Commercial Sale of such Product in such country in the Territory.

11.6                        Payments to Foundation

PTC shall be solely responsible for making all payments due to Foundation under the SRA.

11.7                        Diagnostic Product

The provisions of Sections 11.3, 11.4 and 11.5 shall not apply to a diagnostic Product.  If Roche desires to research, develop or commercialize a diagnostic Product in the Territory in the Field, then Roche shall have the right to acquire all necessary rights from PTC and the Parties shall negotiate in good faith appropriate economic terms for Roche’s development or commercialization of such diagnostic Product.

12.                               Accounting and reporting

12.1                        Timing of Payments

Roche shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within [**] days after the end of each Accounting Period in which such Net Sales occur.

12.2                        Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable Law, at [**] above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.  In addition, Roche shall reimburse PTC for all costs and expenses, including without limitation attorneys’ fees and legal expenses, incurred in the collection of late payments; provided that the foregoing shall not apply with respect to payments disputed in good faith by Roche unless PTC is successful in such dispute or Roche ceases to dispute such payments.

12.3                        Method of Payment

Royalties on Net Sales and all other amounts payable by Roche hereunder shall be paid by Roche in US Dollars to account(s) designated by PTC.

12.4                        Currency Conversion

When calculating Net Sales of any royalty bearing Product that occurs in currencies other than US$, Roche shall convert the amount of such sales in currencies other than Swiss Francs into Swiss Francs and then into US$ using for internal foreign currency translation Roche’s then current standard practices actually used on a consistent basis in preparing its audited financial statements.

Upon converting the amount of sales into Swiss Francs, Roche shall convert into US$ (or other currency), using the daily rate (currently Reuters) at the last working day for the applicable period.

12.5                        Reporting

With each payment Roche shall provide PTC in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

a)                                     Sales in Swiss Francs on a country-by-country basis;

b)                                     Deductions from Sales to calculate Net Sales;

c)                                      Net Sales in Swiss Francs on a country-by-country basis;

d)                                     Adjustments made pursuant to Sections 11.5.2 - 11.5.4 in Swiss Francs;

e)                                      Net Sales after adjustments made pursuant to Sections 11.5.2 - 11.5.4, in Swiss Francs;

f)                                        Total Net Sales in the Territory in Swiss Francs;

g)                                     Total Net Sales in the Territory in US$;

h)                                     Total royalty payable to PTC in US$; and

i)                                         Exchange rates used for the conversions of Nets Sales from Swiss Francs to US$ made under Section 12.4 above.

13.                               Taxes

The royalties, milestones, Quarterly R&D Fees and other amounts payable by Roche to PTC pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by applicable Law. PTC alone shall be responsible for paying any and all taxes (other than withholding taxes required by applicable Law to be paid by Roche) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Roche shall deduct or withhold from the Payments any taxes that it is required by applicable Law to deduct or withhold.  Notwithstanding the foregoing, if PTC is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Roche or the appropriate governmental authority (with the assistance of Roche to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Roche of its obligation to withhold tax, and Roche shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Roche has received evidence, in a form satisfactory to Roche, of PTC’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [**] Business Days prior to the time that the Payments are due.  If, in accordance with the foregoing, Roche withholds any amount, it shall pay to PTC the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to PTC proof of such payment within [**] days following that payment.

14.                               Auditing

14.1                        PTC Right to Audit

Roche shall keep, and shall require its and its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement.  Such books of accounts shall be kept at their principal place of business.  At the expense of PTC, PTC has the right to engage an independent, certified public accountant reasonably acceptable to both Parties to perform, on behalf of PTC an audit of such books and records of members of the Roche Group that are deemed necessary by such independent public accountant to report on Net Sales of Product for the period or periods requested by PTC and the correctness of any report or payments made under this Agreement.

Upon timely request and at least [**] working days’ prior written notice from PTC, such audit shall be conducted in the countries specifically requested by PTC, during regular business hours in such a manner as to not unnecessarily interfere with Roche’s normal business activities, and shall be limited to results in the [**] Calendar Years prior to audit notification.

Such audit shall not be performed more frequently than [**] nor more frequently than [**] with respect to records covering any specific period of time.

All information, data and documents herein referred to shall be used only for the purpose of verifying royalty statements and all other amounts due hereunder, shall be treated as Roche Confidential Information subject to the obligations of this Agreement and need neither be retained more than the longer of [**] after completion of an audit hereunder, if an audit has been requested; nor more than [**] years from the end of the Calendar Year to which each shall pertain.

The auditors shall not interpret the Agreement.  Draft audit reports shall be provided to both PTC and Roche by the auditor for review and comment by PTC and Roche and the final audit report shall be shared by PTC and Roche.

14.2                        Over- or Underpayment

If an audit reveals an underpayment by Roche, then Roche shall pay PTC for the amount of the underpayment within [**] days after receipt of the final audit report, with interest thereon as set forth in Section 12.2.  If an audit reveals an overpayment by Roche, Roche shall have the right to credit the amount of such overpayment against the next royalty payment payable to PTC hereunder.  PTC shall pay for the audit costs, except that if an audit reveals an underpayment in excess of [**] percent ([**]%) of the aggregate amount of royalty payments owed with regard to the royalty statements subject to the audit, then Roche shall reimburse PTC for such audit costs concurrently with its payment of the amount of the underpayment.

14.3                        Duration of Audit Rights

The failure of PTC to request verification of any royalty calculation within the period during which corresponding records must be maintained under this Article 14 will be deemed to be acceptance of the royalty payments and reports.

15.                               Intellectual Property

15.1        Ownership of Inventions

PTC shall own all PTC Inventions, Roche shall own all Roche Inventions, and PTC and Roche shall jointly own all Joint Inventions.  The determination of inventorship for Inventions shall be in accordance with US inventorship Laws.  PTC and Roche each shall require all of its employees and contractors to assign all inventions related to Products made by them to Roche and PTC, as the case may be.  In the case of all others acting in the performance of the Research

Program on behalf of such Party, such as agents or non-employees working for non-profit academic institutions, such others shall also be obligated under a written agreement or other binding obligation that meets the criteria of the preceding sentence or includes an exclusive license grant to such Party, or as such Party shall direct, unless otherwise approved by the JSC; provided, that in the case of government funded or nonprofit entities, such Party’s obligation shall be limited to using Commercially Reasonable Efforts to negotiate for at least an exclusive option to license such Invention, subject to any requirement of Law (including without limitation mandatory licenses and other rights granted to government entities).

15.2                        German Statute on Employee’s Inventions

In accordance with the German Statute on Employees’ Inventions, each Party agrees to claim the unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, the Research Program or the Product Development Program by its German employees or any other German person acting on its behalf.  The Party which is the ultimate assignee of the German employee’s or other person’s Invention under this Agreement shall pay any royalty or other compensation payable to the employee or other person, and the Parties agree that the Party which is the ultimate assignee must agree to the royalty or other compensation negotiated with the employee or other person.

15.3                        Prosecution of Patent Rights Claiming PTC Inventions

Subject to Section 7.9.4, PTC shall (i) Handle all PTC Patent Rights, (ii) consult with Roche as to the Handling of such PTC Patent Rights, and (iii) furnish to Roche copies of all documents relevant to any such Handling.  PTC shall furnish such documents and consult with Roche in sufficient time before any action by PTC is due to allow Roche to provide comments thereon, which comments PTC must consider.  At PTC’s reasonable request, Roche shall cooperate in all reasonable ways with the Handling of all PTC Patent Rights.  PTC shall not discontinue prosecution or maintenance of any PTC Patent Right (including but not limited to selection of countries for foreign filing or entry into the PCT National Stage) without at least [**] days’ prior written notice to Roche.  If PTC decides to discontinue Handling any PTC Patent Right, Roche shall have the option to assume responsibility for Handling such PTC Patent Right and, in such case, except for a change in responsibility for Handling such PTC Patent Right under this Section 15.3, no changes in ownership or licensing terms pertaining to any PTC Patent Right shall occur.  For clarity, the rights of the Parties pursuant to this Section 15.3 shall be subject to the rights of Foundation pursuant to Section 6.2(c) of the SRA.

15.4                        Prosecution of Patent Rights Claiming Roche Inventions

Subject to Section 7.9.4, Roche shall (i) Handle all Roche Patent Rights, (ii) consult with PTC as to the Handling of such Roche Patent Rights, and (iii) furnish to PTC copies of all documents relevant to any such Handling.  Roche shall furnish such documents and consult with PTC in sufficient time before any action by Roche is due to allow PTC to provide comments thereon, which comments Roche must consider.  At Roche’s expense and reasonable request, PTC shall cooperate, in all reasonable ways with the Handling of all Roche Patent Rights.  Roche shall not discontinue Handling any Roche Patent Right (including but not limited to selection of countries for foreign filing or entry into the PCT National Stage) without at least [**] days’ prior written notice to PTC.  If Roche decides to discontinue Handling any Roche Patent Right, PTC shall have the option to assume responsibility for prosecuting and maintaining such Roche Patent Right, at PTC’s sole expense, and in such case, except for a change in responsibility for Handling such Roche Patent Right under this Section 15.4, no changes in ownership or licensing terms pertaining to any Roche Patent Right shall occur.  For clarity, the rights of the Parties pursuant to this Section 15.4 shall be subject to the rights of Foundation pursuant to Section 6.2(c) of the SRA.

15.5                        Prosecution of Patent Rights Claiming Joint Inventions

On a Joint Invention-by-Joint Invention basis, the JIPT shall determine which Party shall be responsible for Handling each Joint Patent Right with respect to such Joint Invention.  Each Party shall keep the other Party informed of the status of all pending applications disclosing the Joint Patent Rights for which it has Handling responsibility, and shall consider in good faith all of the other Party’s comments regarding any aspect of such patent Handling.  Neither Party shall discontinue Handling of any Joint Patent Right (including but not limited to selection of countries for foreign filing or entry into the PCT National Stage) without at least [**] days’ prior written notice to the other Party.  If a Party decides to discontinue Handling any Joint Patent Right, then the other Party shall have the option to continue to Handle such Joint Patent Right, at such other Party’s sole expense, and in such case, except for the change in responsibility for Handling such Joint Patent Right under this Section 15.5, no changes in ownership or licensing terms pertaining to any Joint Patent Right shall occur.

15.6                        Prosecution Costs

Except as otherwise expressly provided hereunder, Roche shall bear all out-of-pocket costs and expenses of Handling PTC Patent Rights, Roche Patent Rights and Joint Patent Rights, and shall reimburse PTC for any such costs PTC incurs in connection therewith within [**] days after receipt of an invoice from PTC therefor.

15.7                        CREATE Act

It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC §103(c)(3).

15.8                        Infringement

Each Party shall promptly provide written notice (“Infringement Notice”) to the other Party during the term of this Agreement of any (i) known infringement or suspected infringement by a Third Party of any PTC Patent Right, Roche Patent Right or Joint Patent Right, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any PTC Know-How, Roche Know-How or Joint Know-How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

As soon as possible after receiving an Infringement Notice, the Parties will convene a meeting of the JIPT at which the JIPT may discuss in good faith all available evidence of such infringement, use or misappropriation, and the appropriate manner of addressing such infringement, use or misappropriation, including without limitation preventing or stopping infringing activities (for example, by seeking a preliminary injunction), preserving the Parties’ rights to past and future damages (for example, by sending a cease and desist letter) defending against declaratory judgment actions with respect thereto, or taking any other action, or no action, as the Parties shall determine.  The JIPT shall take into account each Party’s interest in formulating the response, if any, to infringement or threatened infringement of such PTC Patent Rights, Roche Patent Rights, or Joint Patent Rights or known or suspected unauthorized use or misappropriation of such PTC Know-How, Roche Know-How or Joint Know-How, including without limitation the relative merits of patent litigation versus the nature, scope and potential economic consequences of the infringement.  Unless otherwise determined by the JIPT, Roche shall have the right initiate a suit or action to address such infringement, use or misappropriation, and shall and shall provide written notice to PTC of its decision (“Suit Notice”) within [**] days after Roche provides or receives the Infringement Notice (“Decision Period”).

If Roche decides to bring a suit or take action, once Roche provides Suit Notice, Roche may immediately commence such suit or take such action.  In the event that Roche (i) does not in writing advise PTC within the Decision Period that Roche will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, PTC shall thereafter have the right to commence suit or take action in the Territory and shall provide written notice to Roche of any such suit commenced or action taken by PTC.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action.  The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including without limitation the Initiating Party’s attorneys’ fees and court costs.  Any damages, settlement fees or other consideration received as a result of such suit or action shall be allocated as follows:

(a)                                  First, to reimburse the Initiating Party for its costs and, if any remains, to the other Party for any advisory counsel fees and costs; and

(b)                                 Second, the balance, if any, shall be allocated [**] percent ([**]%) to the Initiating Party, and [**] percent ([**]%) to the other Party.

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action.  At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance.  The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, consent to judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party (including without limitation any of its Patent Rights or Know-How).  If a Settlement could adversely affect the other Party, then the written consent of the other Party would be required, which consent shall not be unreasonably withheld.

15.9                        Defense

If an action for infringement is commenced against either Party, its licensees or its sub-licensees related to PTC’s conduct of the Research Program within the scope of the Research Plan or the discovery, development, manufacture, use or sale of a Product, then Roche shall defend such action at its own expense, and PTC shall assist and cooperate with Roche, at Roche’s expense, to the extent necessary in the defense of such suit.  Roche shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of PTC and its Affiliates (including without limitation any Patent Right or Know-How Controlled by any of them).  Roche shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

If the manufacture, use, importation, offer for sale or sale of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement or trade secret misappropriation against PTC or a member of the Roche Group, then PTC or Roche, respectively, shall promptly notify the other Party hereto.  The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

If a Third Party asserts that Patent Rights owned by or licensed to it are infringed by the development, manufacture, use, importation, offer for sale or sale of Products by a member of the Roche Group, or that its trade secrets were misappropriated in connection with such activity, then Roche shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action, any and all costs incurred in connection with such action (including, without limitation, attorneys’ and expert fees) and all liabilities incurred in connection therewith.  Notwithstanding the above, Roche shall not enter into any settlement of any such claim without the prior written consent of PTC if such settlement would require PTC to be subject to an injunction or to make any monetary payment to Roche or any Third Party, or admit any wrongful conduct by PTC or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Patent Rights Controlled by PTC, or have any impact on activities outside the Field.

15.10                 Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Research Program and/or the development and/or commercialization of Compounds and/or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the Research Program and/or the development and/or commercialization of Compounds and/or Products.  The Parties anticipate that each of them will have legal counsel involved in such determinations.  Accordingly, the Parties agree that all such information and materials obtained by PTC and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement.  All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable.  By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials.  Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

15.11                 Hatch-Waxman

Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification.  Roche shall have [**] days after the date on which it receives or provides a copy of such certification to provide written notice to PTC (“H-W Suit Notice”) whether Roche will bring suit, at its expense, within a [**] day period after the date of such certification.  Should such [**] day period expire without Roche bringing suit or providing such H-W Suit Notice, then PTC shall be free to immediately bring suit in its name.  The provisions of Section 15.8 (except for paragraphs 1-3 thereof) shall apply with respect to any such suit.

15.12                 Patent Term Extensions

The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”).  PTC shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Roche to obtain such Patent Term Extensions, including designating Roche as its agent for such purpose as provided in 35 U.S.C. §156.  All filings for such Patent Term Extensions shall be made by Roche; provided, that in the event that Roche elects not to file for a Patent Term Extension, Roche shall (a) promptly inform PTC of its intention not to file and (b) grant PTC the right to file for such Patent Term Extension.  Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions.  The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to PTC Patent Rights, Roche Patent Rights and Joint Patent Rights.

16.                               Representations and Warranties

16.1                        Mutual Representations and Warranties

Each Party represents and warrants to the other Party as follows:

16.1.1              Authorization

The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder: (i) are within the corporate power of such Party; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of formation or limited liability company agreement of such Party; (iv) to the knowledge of such Party, will not violate any Law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party or by which such Party or any of its property is bound, which violation would have an adverse effect on the financial condition of such Party or on the ability of such Party to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than approvals required under the HSR Act, Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

16.1.2              Third Party Patent Rights

Such Party has no knowledge as of the Effective Date of the existence of any Valid Claim of any issued patent owned by or licensed to any Third Party that could prevent Roche from making, having made, using, offering for sale, selling or importing Product in the Territory.

16.1.3              Inventors

All of such Party’s employees, officers and contractors have executed agreements requiring assignment to such Party of all Inventions made by such individuals during the course of and as a result of their association with such Party.

16.1.4              Grants

Such Party has the lawful right to grant the other Party and its Affiliates the rights and licenses described in this Agreement.

16.1.5              No Claims

As of the Effective Date, there are no claims or investigations (other than with respect to the Parties’ HSR Act filings), pending or threatened against such Party or any of its Affiliates, at Law or in equity, or before or by any governmental authority, relating to the matters contemplated under this Agreement or that would materially adversely affect such Party’s ability to perform its obligations hereunder.

16.1.6              No Conflict

Except for obligations under the SRA, neither such Party nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder.

16.1.7              No Debarment

Such Party has never been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program.

16.2                        Additional PTC Representations and Warranties

16.2.1              Safety Data

PTC has disclosed to Roche (i) the results of all preclinical testing of Products in its Control and (ii) all information in its Control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Product.

16.2.2              Ownership of Patent Rights

PTC is the exclusive owner of all right, title and interest in, or is the exclusive licensee of, the PTC Base Patent Rights.  Appendix 1.62 contains a complete and accurate list of all patents and patent applications included in the PTC Base Patent Rights.

16.2.3              Validity of Patent Rights

As of the Effective Date, PTC is not in possession of information that could render invalid and/or unenforceable any claims that are in any of the PTC Base Patent Rights.  PTC has no knowledge of any inventorship disputes concerning any PTC Base Patent Rights.

16.2.4              Ownership and Validity of Know-How

The PTC Know-How is legitimately in the possession of PTC and has not been misappropriated from any Third Party.  PTC has taken reasonable measures to protect the confidentiality of its Know-How.

16.2.5              SRA

As of the Effective Date, the SRA is in full force and effect and neither PTC nor Foundation has been notified of any breach of the SRA or controversy concerning the performance of PTC and/or Foundation under the SRA.

16.3                        Additional Roche Representation

Roche represents that it is the view of its professional advisors as of the Effective Date that no filing will be required under the HSR Act in connection with this Agreement.

17.                               Indemnification

17.1                        Indemnification by Roche

(a)                                  Roche shall indemnify, hold harmless and defend PTC and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts PTC becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of Research Program or Product Development Program activities, or any other activities related to the Product (e.g., product liability claims), conducted by or on behalf of any member of the Roche Group, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of PTC.

(b)                                 Roche shall indemnify, hold harmless and defend the Foundation and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts the Foundation becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of Research Program or Product Development Program activities, or any other activities related to the Product (e.g., product liability claims), conducted by or on behalf of any member of the Roche Group, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of the Foundation. For clarity, nothing in this Section 17.1(b) or Sections 17.2 or 17.3 shall be interpreted as limiting PTC’s obligations pursuant to the SRA, including its obligations pursuant to Section 8.1 of the SRA.

17.2                        Indemnification by PTC

PTC shall indemnify, hold harmless and defend Roche and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Roche becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of activities related to the Research Program or Product Development Program activities or any other activities conducted by or on behalf of PTC relating to PTC’s obligations under this Agreement, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of any member of the Roche Group.

17.3                        Procedure

In the event of a claim by a Third Party against any Person entitled to indemnification under this Agreement (in such capacity, the “Indemnified Party”), the Indemnified Party shall promptly notify the other Party (or the Foundation) (in such capacity, the “Indemnifying Party”) in writing of the claim (it being understood that the failure by the Indemnified Party to give prompt notice of a Third Party claim as provided in this Section 17.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give prompt notice). Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, undertake and solely manage and control, at its sole expense and with counsel reasonably satisfactory to the Indemnified Party, the defense of the claim. If the Indemnifying Party does not undertake such defense, the Indemnified Party shall control such defense.  The Party (or the Foundation, as applicable) not controlling such defense shall cooperate with the other Party (or the Foundation, as applicable) and may, at its option and expense, participate in such defense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.  The Party (or the Foundation, if applicable) controlling such defense shall keep the other Party (or the Foundation, as applicable) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party (or the Foundation, as applicable) with respect thereto.  The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnified Party shall not settle any such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not settle any such action, suit, proceeding or claim, or consent to any judgment in respect thereof, that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party.

18.                               Disclaimer

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PTC AND ROCHE EACH DISCLAIM ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS.  IN NO EVENT SHALL THE PARTIES OR THE FOUNDATION BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON

CONTRACT, TORT OR ANY OTHER LEGAL THEORY.  NOTHING IN THIS ARTICLE 18 IS INTENDED TO LIMIT OR RESTRICT (I) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR FOUNDATION UNDER SECTIONS 15.9, 17.1 AND 17.2, OR (II) REMEDIES AVAILABLE TO EITHER PARTY OR THE FOUNDATION WITH RESPECT TO A BREACH OF SECTION 19.1.

19.                               Obligation Not to Disclose Confidential Information

19.1                        Non-Use and Non-Disclosure

During the Term of this Agreement and for [**] years thereafter, a Receiving Party shall (i) treat Confidential Information provided by a Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties or Sublicensees without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations or exercising its rights under this Agreement or the SRA.

19.2                        Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 19.1, the Parties and the Foundation recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, Patent Rights, publications, and certain commercial considerations.  In addition, a Receiving Party shall not be bound by the obligation of non-disclosure set forth in Section 19.1 to the extent it is required to disclose Confidential Information of a Disclosing Party to comply with applicable Law, provided that the Receiving Party furnishes prompt notice (in no event less than [**] days unless otherwise required by applicable Law) to the Disclosing Party to enable it to resist or minimize the scope of such disclosure.

19.3                        Disclosure to Foundation

To the extent reasonably necessary or useful to fulfill the requirements or accomplish the objectives of the SRA or this Agreement, each Party may disclose the other Party’s Confidential Information to the Foundation and the Foundation’s Confidential Information to the other Party, and the Foundation may disclose a Party’s Confidential Information to the other Party.

19.4                        Press Releases and Other Disclosures

The Parties and the Foundation will cooperate in the release of a joint press release, substantially in the form set forth in Appendix 19.4, as soon as practicable after the Effective Date.  The Parties and the Foundation also recognize that each Party or the Foundation may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement or the SRA (if the Disclosing Party is PTC or the Foundation).  In such event, the Party desiring to issue an additional press release or make a public statement or disclosure (or the Foundation, as applicable) shall provide the other Party and the Foundation, or the Parties, as applicable, with a copy of the proposed press release, statement or disclosure for review, comment and approval at least [**] Business Days in advance (or such shorter period as would permit the publicizing Party (or the Foundation, as applicable) to comply with applicable Law), which advance approval shall not be unreasonably withheld, conditioned or delayed (except that neither Party nor the Foundation shall have any obligation to disclose Confidential Information except to the extent required or permitted pursuant to the other provisions of this Article 19).  Each reviewing Party (and the Foundation, as applicable) shall notify the publicizing Party (or the Foundation, as applicable) within such [**] Business Days period (or such shorter period) of its comments and whether it approves such disclosure.  It is agreed that each such disclosure shall only be done with such approval of each reviewing Party (and the Foundation, as applicable)

and no other public statement or disclosure concerning the existence or terms of this Agreement or the SRA shall be made, either directly or indirectly, by either Party or the Foundation, without first obtaining the written approval of the other Party and the Foundation, or the Parties, as applicable.  Notwithstanding the foregoing provisions of this Section 19.4 or the other provisions of this Article 19, (i) a Party or the Foundation may make any disclosure or public announcement if the contents of such disclosure or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party (or the Foundation, as applicable); (ii) if a Party or the Foundation reasonably determines that a public disclosure shall be required by Law, including without limitation in a public filing with the US Securities and Exchange Commission, such Party (or the Foundation, as applicable) may disclose the existence and terms of this Agreement and any material developments that occur under this Agreement where so required; provided that such Party (or the Foundation, as applicable) shall, to the extent practicable and permitted by applicable Law, notify the other Party and the Foundation, or the Parties, as applicable, and allow the other Party and the Foundation, or the Parties, as applicable to comment on the proposed disclosure, which comments shall be considered by the disclosing Party (or the Foundation, as applicable) in good faith; (iii) a Party or the Foundation may disclose the terms of this Agreement under obligations of confidentiality to bona fide potential or actual advisors, consultants, investors, acquirers, lenders, investment bankers or other potential financial partners in connection with such Party’s (or the Foundation’s) proposed financing or business combination activities, including without limitation any Reverse Merger; and (iv) Roche may disclose the terms of this Agreement to bona fide potential or actual Sublicensees, as reasonably necessary in connection with a permitted sublicense under the licenses granted in this Agreement.

19.5                        Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party or the Foundation of the Confidential Information of the other Party, the Parties, or the Foundation, as applicable, relating to Compounds or Products in any publication or presentation.

a)                                      Both Parties and the Foundation acknowledge that it is their policy for studies and results thereof to be registered and published in accordance with their internal guidelines. Roche, in accordance with its internal policies and procedures, shall have the right to publish all studies, Clinical Studies and results thereof on the clinical trial registries that are maintained by or on behalf of Roche. PTC shall not publish any studies, Clinical Studies or results thereof on its clinical trial registry; provided however, that Roche’s clinical trial registry can be accessed via a link from PTC’s clinical trial registry.  The Foundation shall have the right to publish results of the SRA Research as set forth in Section 5.4 of the SRA, subject to the procedures set forth in this Section 19.5, provided that such procedures do not prevent the Foundation from publishing or otherwise making available such results as contemplated by Section 5.4 of the SRA.

b)                                     A Party or the Foundation (the “Publishing Party”) shall provide the other Party and the Foundation, or the Parties, as applicable, with a copy of any proposed publication or presentation at least [**] days (or at least [**] days in the case of abstracts or oral presentations) prior to submission for publication by the Publishing Party or its Affiliates so as to provide the other Party and the Foundation, or the Parties, as applicable, each with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by such other Party (or the Foundation, as applicable) to the Publishing Party in accordance with the requirements of this Agreement.  The incorporation of such recommended changes shall not be unreasonably refused; and if a Party or the Foundation, as applicable, notifies (“Publishing Notice”) the Publishing Party in writing, within [**] days after receipt of the copy of the proposed publication or presentation (or at least [**] days in the case of oral presentations), that such publication or presentation in its reasonable judgment (i) contains an Invention, solely or jointly conceived and/or reduced to practice by such Party, for which such Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by such Party or the Foundation to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time.  In the case of Inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such Invention, and in no event less than [**] days after the date of the Publishing Notice.

19.6                        Commercial Considerations

Nothing in this Agreement shall prevent either Party from disclosing Confidential Information of the other Party or the Foundation, or the Parties, as applicable (i) to Regulatory Authorities, to the extent necessary to obtain or maintain INDs or Regulatory Approvals for any Product as permitted under this Agreement; (ii) to outside consultants, scientific advisory boards, and clinical investigators to the extent necessary to research, develop or commercialize any Compound or Product in accordance with this Agreement; provided that such Party, as applicable, shall obtain confidentiality obligations from such Third Parties substantially similar to the confidentiality provisions set forth in this Article 19; and (iii) to the extent necessary to Handle, defend and enforce Roche Patent Rights, PTC Patent Rights or Joint Patent Rights, in each of the foregoing cases, to the extent applicable to such Party’s activities under this Agreement.

19.7        Interplay with SRA

This Article 19 shall replace Article 5 of the SRA commencing on the Effective Date.  The foregoing shall not be interpreted as a waiver of any remedies available to PTC or Foundation as a result of any breach, prior to the Effective Date, by PTC or Foundation of its obligations under Article 5 of the SRA.  At the end of the Agreement Term, this Article 19 shall continue to apply to Roche for an additional [**] years.  If at the end of the Agreement Term, the SRA is still in effect, PTC and the Foundation shall thereafter be bound by Article 5 of the SRA.  If at the end of the Agreement Term the SRA is no longer in effect, this Article 19 shall apply to PTC and the Foundation for an additional [**] years.

20.                               Term and Termination

20.1                        Commencement and Term

This Agreement shall be binding upon the Parties as of the Execution Date to the extent permitted by the HSR Act, including without limitation the provisions of Sections 20.3.6 and 22.1, but shall not otherwise take effect until the Effective Date, and shall thereafter continue for the Agreement Term.

20.2                        SRA Special Termination, SRA Reversion Notice and SRA Buy-Out Notice

So that Roche may effectuate the granting of licenses and rights as set forth in Section 2.2.2, PTC will immediately notify Roche about any SRA Special Termination or PTC’s receipt of an SRA Reversion Notice or SRA Buy-Out Notice.

Notwithstanding anything in this Agreement to the contrary, PTC, following consultation with Roche, shall have the right to remedy any omission by Roche relating to Roche’s obligations under this Agreement that PTC reasonably believes is likely, should such omission continue for at least [**] days, to trigger an SRA Special Termination, SRA Reversion Notice, SRA Buy-Out Notice or Foundation’s right to terminate the SRA.

20.3                        Termination

20.3.1              Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a country-by-country basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement.  The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and the countries in which the Non-Breaching Party intends to have this Agreement terminate.  The Breaching Party shall have a period of [**] days (or [**] days in the case of a payment breach or a breach by Roche that, if not cured by Roche, is likely to trigger an SRA Special Termination, SRA Reversion Notice, SRA Buy-Out Notice or Foundation’s right to terminate the SRA) after such written notice is provided to cure such breach (“Peremptory Notice Period”).  If such breach is not cured within the Peremptory Notice Period, this Agreement shall effectively terminate in such countries.

A Party shall have the right to terminate this Agreement if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

20.3.2              Termination by Roche for Change of Control of PTC

In the event of a Change of Control of PTC, Roche shall have the right, subject to Section 7.15, by written notice to PTC and Foundation given within the Election Period, to terminate this Agreement immediately, without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law.

20.3.3              Termination by Roche Without a Cause

Roche shall have the right to terminate this Agreement at any time after the second anniversary of the Effective Date on a Product-by-Product and country-by-country basis (i) upon three (3) months’ prior written notice before First Commercial Sale of the Product or (ii) upon nine (9) months’ prior written notice after the First Commercial Sale of the Product.  The effective date of termination under this Section 20.3.3 shall be the date three (3) months or nine (9) months, as the case may be, after Roche provides such written notice to PTC.

20.3.4     Termination by PTC for Patent Challenge

If any member of the Roche Group (or Chugai with the acquiescence of Roche) challenges the validity, enforceability, patentability or scope of any claim included in any PTC Patent Right or Joint Patent Right, or supports, directly or indirectly, any such challenge (any of the foregoing, a “Patent Challenge”), PTC shall have the right to terminate this Agreement with respect to such challenged PTC Patent Right or Joint Patent Right upon thirty (30) days’ written notice to Roche with respect to the PTC Patent Right or Joint Patent Right that is subject of the Patent Challenge.  In addition, if such Patent Challenge is terminated during such thirty (30) day period, then PTC shall not have the right to terminate this Agreement in respect of such Patent Challenge; provided, however, that Roche shall reimburse PTC for all costs and expenses, including without limitation attorneys’ fees, incurred by PTC in defending such Patent Challenge, and shall pay all such reimbursement amounts within [**] days after receipt of an invoice from PTC therefor.

20.3.5              Termination by PTC for Post-Change of Control Material Change

PTC shall have the right to terminate this Agreement as set forth in Section 22.2.

20.3.6              Termination for Delay in Effective Date

Either Party may terminate this Agreement effective upon notice to the other Party if the HSR Clearance Date shall not have occurred on or prior to the date ninety (90) days after the Parties make their respective HSR Act filings pursuant to Section 22.1.  If this Agreement is terminated pursuant to this Section 20.3.6, this Agreement, including without limitation Section 20.5, shall terminate in its entirety and shall be void and of no force or effect.

20.4                        Consequences of Termination

20.4.1              Termination by Roche for Convenience; Termination by PTC for Roche Breach, Insolvency Event, Patent Challenge or Post-Change of Control Material Change

If this Agreement is terminated by Roche pursuant to Section 20.3.3 (Termination Without a Cause), or by PTC pursuant to Section 20.3.1 (Termination for Breach), Section 20.3.4 (Termination for Patent Challenge) or Section 20.3.5 (Termination for Post-Change of Control Material Change), then, in addition to the consequences set forth in Section 20.3.4 with respect to Patent Challenge and the consequences set forth in Sections 20.4.3 and 20.5, and subject to Section 20.4.1.8:

20.4.1.1         Termination of Licenses.  The licenses granted by PTC to Roche pursuant to Section 3.1 shall terminate;

20.4.1.2         Regulatory Matters.  Promptly following receipt of PTC’s written notice that it intends to continue development and commercialization of Compounds and Products, Roche shall transfer and assign to PTC ownership of:

(i)            all regulatory filings and Regulatory Approvals in Roche’s or its Affiliates’ possession or control relating to all Compounds and Products; and

(ii)           any regulatory dossiers containing information necessary or useful to Roche in connection with its regulatory filings for all Products, including, but not limited to clinical trial dossiers, regulatory correspondence, Regulatory Authority meeting minutes and study reports from completed non-clinical studies. For all completed study reports, Roche shall provide necessary documentation to confirm data reliability, as required by Article 43 of the Japanese Pharmaceutical Affairs Law Enforcement Regulations and related notifications, including, but not limited to original author signatures, raw data lists, GLP and GCP compliance information. All documentation is to be provided in English.

20.4.1.3         Preclinical and Clinical Matters.  Promptly following receipt of PTC’s written notice that it intends to continue development and commercialization of Compounds and Products, Roche shall assign to PTC its entire right, title, and interest in and to all preclinical and clinical data, including but not limited to pharmacology and biology data, in Roche’s or its Affiliates’ possession or control relating to and to the extent necessary for PTC to continue the research, development or commercialization of Compounds and Products;

20.4.1.4         Manufacturing Matters.  Promptly following receipt of PTC’s written notice that it intends to continue development and commercialization of Compounds and Products, Roche shall:

(i)            assign each manufacturing agreement entered into by any member of the Roche Group that is specific to Compounds or Products to PTC, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable counterparty;

(ii)           cooperate with PTC to transfer manufacturing documents and materials that are used (at the time of the termination) by any member of the Roche Group or Third Party contract manufacturers in the manufacture of Compounds and Products, to the extent such manufacturing documents and materials are not obtained by PTC pursuant to the assignment of agreements pursuant to Section 20.4.1.4(i);

(iii)          for a period of up to [**] months after the effective date of termination, subject to the then-existing obligations to Third Parties, cooperate with PTC to transfer to PTC, in a manner consistent with the guidelines set forth in Appendix 8.2.2, manufacturing technologies and all associated Know-How that are used (at the time of the termination) by any member of the Roche Group or Third Party contract manufacturers in the manufacture of Compounds and Products including, without limitation, providing, following reasonable advance request by PTC, [**] of up to [**] days duration of one Roche full-time equivalent to provide technical assistance in transferring technology required for the manufacture of a Compound at a PTC, PTC Affiliate, or subcontractor manufacturing facility; provided that PTC shall reimburse Roche for Roche’s reasonable out-of-pocket expenses to provide such requested assistance, to the extent such manufacturing technologies are not obtained by PTC pursuant to Section 20.4.1.4(i);

(iv)          sell the Roche Group’s then-existing inventory of Compounds and Products to PTC, at Roche’s FBMC plus [**] percent ([**]%); and

(v)           if this Agreement is terminated after Initiation of a Pivotal Trial of a Product, use Commercially Reasonable Efforts to manufacture or have manufactured and supply PTC’s requirements of such Product for a period of up to [**] months after the effective date of termination, at Roche’s FBMC plus [**] percent ([**]%).

20.4.1.5         License Grants to PTC.  Subject to the then-existing obligations to Third Parties, Roche hereby grants to PTC:

(a)                                  a non-exclusive, perpetual right and license under Roche’s interest in the Roche Background Patent Rights and Roche Know-How; and

(b)                                 an exclusive, perpetual right and license under Roche’s interest in the Roche Product Patent Rights and Roche’s interest in the Joint Patent Rights and Joint Know-How;

in each case ((a) and (b)), with the right to grant sublicenses, to develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Compounds and Products then being developed or commercialized by Roche in the Field in the Territory.

20.4.1.6         Prosecution and Enforcement.  The provisions of Sections 15.5 (Prosecution of Patent Rights Claiming Joint Inventions) and 15.8 (Infringement) shall remain in effect with respect to the Joint Patent Rights and Joint Know-How licensed to PTC under Section 20.4.1.5;

20.4.1.7         Assignment of Trademark.  Promptly following receipt of PTC’s written notice that it intends to continue development and commercialization of Compounds and Products, Roche shall assign to PTC Roche’s and its Affiliates’ entire right, title and interest in, to and under any trademark used by any member of the Roche Group exclusively in connection with the commercialization of a Product, it being understood that such assignment shall not include the Roche name or trademark for the Roche company itself; and

20.4.1.8         Remaining Products, Countries and Patent Rights.  If PTC terminates this Agreement pursuant to Section 20.3.1 with respect to a specific country(ies), or pursuant to Section 20.3.4 with respect to a specific PTC Patent Right or Joint Patent Right, or Roche terminates this Agreement pursuant to Section 20.3.3 with respect to a specific country(ies) or Product(s), then this Agreement shall remain in full force and effect for the non-terminated country(ies), Patent Right(s) and/or Product(s) (as the case may be), and all of the consequences set forth in this Section 20.4.1 shall apply solely with respect to the terminated country(ies), Patent Right(s) and/or Product(s).

20.4.1.9         Assumption by Foundation.  If Roche has not received written notice from PTC pursuant to Section 20.4.1.2, 20.4.1.3, 20.4.1.4, or 20.4.1.7 by [**] days after the effective date of termination of this Agreement, then Roche shall promptly notify Foundation and Foundation shall have the right, upon notice to Roche, to require Roche to provide to Foundation or its designee all items and actions that Roche would have been obligated to provide to PTC if PTC had provided such notice.

20.4.2              Termination by Roche for Breach by PTC

Upon any termination by Roche for breach by PTC, the licenses granted to Roche pursuant to Section 3.1 shall continue solely with respect to Compounds and Products, subject to Roche’s continued compliance with Roche’s payment and other obligations under Articles 11, 12, 13 and 14 and further subject to Section 2.2.2.

20.4.3              Other Obligations

20.4.3.1    Obligations Related to Ongoing Activities

From the date of notice of termination until the effective date of termination, Roche shall continue activities, including but not limited to preparatory activities, ongoing as of the date of notice of termination and shall be responsible for all of its uncancelable obligations.  However, Roche shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

In any case, after the effective date of termination, Roche shall not have any obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement.

Notwithstanding the foregoing, in case of termination by PTC under Section 20.3.1, 20.3.2, 20.3.4 or 20.3.5, or by Roche under Section 20.3.3, upon the request of PTC or Foundation, Roche shall complete any Clinical Studies related to the Product that are being conducted under its IND for the Product and are ongoing as of the effective date of termination; provided, however, that Roche may agree but shall have no obligation to recruit or enroll any additional patients after the date of termination.

20.4.3.2    Royalty and Payment Obligations

(a)                                  Termination of this Agreement by a Party, for any reason, shall not release Roche from any obligation to pay royalties or make any payments to PTC that are due and payable prior to the effective date of termination.

(b)                                 In consideration for the value added by Roche with respect to Compounds and Products and for the licenses granted in Section 20.4.1.5, PTC shall pay to Roche in the event this Agreement is terminated for any reason other than a material breach by Roche, royalties during the applicable Royalty Term on Products as follows:

Stage of Product at time of termination	Royalty on Product revenues as a percentage of Net Sales
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(c)                                  If PTC receives any payment from Foundation as the result of Foundation’s right to commercialize Products, then, in lieu of royalties under Section 20.4.3.2(b), PTC shall pay to Roche [**] percent ([**]%) of any such payment received from Foundation; provided, however, that Roche shall not be entitled to any payment under this Section 20.4.3.2 if Foundation’s right to commercialize Products was triggered by Roche’s breach of any of its obligations under this Agreement.

(d)                                 All amounts payable from PTC to Roche under this Section 20.4.3.2 shall be subject to the provisions of Sections 11.5.2, 11.5.3, 11.5.4, 11.5.5, 11.5.6 and Articles 12, 13 and 14, and any defined terms referenced therein, mutatis mutandis.

(e)                                  For clarity, nothing in this Section 20.4.3.2 shall modify Foundation’s rights or PTC’s obligations under the SRA or trigger any payment obligation of Foundation to Roche.

20.5                        Survival

Article 1 (Definitions), Section 2.2.2 (Termination and Grant-back Provisions), Section 3.4 (Rights Retained by the Parties), Article 12 (Accounting and Reporting), Article 13 (Taxes), Article 14 (Auditing), Section 15.1 (Ownership of Inventions), Article 17 (Indemnification), Article 18 (Disclaimer), Article 19 (Obligation Not to Disclose Confidential Information), Section 20.4 (Consequences of Termination), Section 20.5 (Survival), Article 22 (Miscellaneous) shall survive any expiration or termination of this Agreement for any reason, other than a termination pursuant to Section 20.3.6 (Termination for Delay in Effective Date).

21.                               Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by PTC to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code.  Unless Roche elects to terminate this Agreement, the Parties agree that Roche, as a licensee or sub-licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

22.                               Miscellaneous

22.1                        HSR Act

If in the reasonable opinion of counsel to Roche or PTC it is required that the Parties make a filing under the HSR Act, Roche and PTC will promptly following the Execution Date (i) take all actions necessary to make any filing required under the HSR Act and (ii) reply at the earliest possible date with any requests for information received from the United States Federal Trade Commission (“FTC”) or Antitrust Division of the United States Department of Justice (“DOJ”) pursuant to the HSR Act.  The Parties will, to the extent reasonably practicable, consult with one another prior to making any filings, responses to inquiries or other contacts with the FTC or DOJ concerning the transactions contemplated by this Agreement and will use Commercially Reasonable Efforts to obtain any clearances related to this Agreement that are necessary under the HSR Act.  Each Party will be responsible for its own costs in connection with such filing, except that Roche will be solely responsible for the applicable filing fees.  Roche shall provide PTC notice of achievement of the HSR Clearance Date on the HSR Clearance Date.

22.2                        Change of Control of Roche

Following a Change of Control of Roche, it is the expectation of the Parties that the research, development and commercialization of Products will continue in substantially the same manner as immediately prior to the occurrence of such Change of Control, including without limitation as reflected in the then applicable Research Plan, SRA Development Plan and New Product Development Plan. Within [**] days following the closing of a Change of Control, Roche shall provide PTC  and the Foundation written certification from Roche and Roche’s acquirer that Roche will continue to perform all of its obligations under this Agreement.  In furtherance of the foregoing, with respect to each Product the following provisions shall apply:

(a)                                 The Research Plan, SRA Development Plan and the New Product Development Plan in effect as of the occurrence of each Change of Control for such Product shall remain in effect for the remaining period covered by such plans, unless otherwise agreed by the Parties.

(b)                                 If PTC believes that a Post-Change of Control Material Change (as defined below) has occurred with respect to such Product, PTC shall provide written notice of such belief to Roche and the Foundation. Within [**] days after receipt of such notice, Roche shall respond in writing to PTC, and the Parties shall meet within [**] Business Days thereafter to discuss the issues raised in the notice from PTC and the response from Roche. The Parties shall attempt in good faith to reach consensus on whether a Post-Change of Control Material Change has occurred with respect to such Product in accordance with Section 22.6.

In the event that either (i) the Parties agree that a Post-Change of Control Material Change has occurred with respect to such Product, or (ii) a final judicial determination is made in accordance with Section 22.6 that a Post-Change of Control Material Change has occurred with respect to such Product, then PTC shall have the right to terminate this Agreement effective upon written notice to Roche within [**] days after the date of such agreement or determination.

As used in this Section 22.2, the term “Post-Change of Control Material Change” means, with respect to a Product, (A) there has been a material adverse impact on the market for such Product as a result of specific actions or omissions by Roche or its successor that do not comply, or are inconsistent, with the then applicable Research Plan, SRA Development Plan, or New Product Development Plan, or (B) specific actions or omissions by Roche or its successor have triggered the availability of a right on the part of Foundation to cause an SRA Special Termination, to obtain an SRA Reversionary License and/or to exercise the SRA Buy-Out Right, in each case pursuant to the procedures set forth in the SRA.

22.3                        Standstill

Until [**] years following an initial public offering of PTC, neither Roche nor any of its Affiliates shall make an unsolicited offer to acquire PTC or PTC securities representing in excess of [**] ownership of PTC.  Irrespective of the foregoing, if PTC either determines to pursue a sale of PTC, or becomes the subject of an unsolicited bid from a party other than Roche or a

Roche Affiliate, then the standstill shall be suspended during the period in which such merger and acquisition activities or sale process are active.

22.4                        Hub

As used in this Agreement, “Hub” shall mean a license, option, joint venture, collaboration, sale, assignment or other strategic transaction, vehicle or mechanism under which Roche develops and commercializes Products and/or the majority of its products for orphan and/or rare diseases, including without limitation any transfer of or option to Roche’s rights under this Agreement to research, develop, make, have made, use, sell or import any Product in the Field, but excluding any outsourcing contract for research or development, work, distribution, co-marketing, manufacturing or other similar commercial arrangement entered into with a Third Party under which Roche remains primarily responsible for development and commercialization of Products.  The Parties shall consider in good faith the possibility of Roche and PTC creating a Hub.

22.5                        Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, US, without reference to its conflict of laws principles; provided that, with respect to matters involving enforcement of intellectual property rights, the Laws of the applicable country shall apply.  The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.  For clarity, to the extent that this Agreement amends the SRA, such amended provision of the SRA shall remain subject to the governing law and dispute resolution provisions of the SRA.

22.6                        Disputes

Unless otherwise set forth in this Agreement, any dispute in connection with this Agreement shall be referred to the respective executive officers of the Parties and the Foundation designated below or their designees, for good faith negotiations attempting to resolve the dispute.  The designated executive officers are as follows:

For PTC:	Chief Executive Officer
For Roche:	Head of Partnering
For Foundation:	President

Should the good faith negotiations fail to agree within [**] days after a dispute has first arisen, either Party or the Foundation, as applicable, may seek to resolve such dispute in any court having jurisdiction over whichever of PTC, Roche or the Foundation are in dispute.

22.7                        Equitable Relief

Each Party and the Foundation acknowledges and agrees that the other Party and the Foundation, or the Parties, as applicable, may be damaged irreparably in the event any of the provisions of Section 3.5 or Article 19 are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, notwithstanding Sections 7.7.3, 7.9.3 and 22.6, each

Party and the Foundation agrees that the other Party or the Foundation, or either Party, as applicable, shall be entitled to seek an injunction or other equitable relief to prevent breaches of such provisions and to enforce specifically such provisions in any action instituted in any court having jurisdiction over the applicable Party(-ies) (and the Foundation, as applicable) and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

22.8                        Assignment

Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of the Party seeking to assign, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement.  Foundation may assign its rights or obligations under this Agreement to any Person to whom its assigns its rights and obligations under the SRA.  Any permitted assignment shall be binding on the successors of the assigning Party.

22.9                        Independent Contractor

No employee or representative of either Party or the Foundation shall have any authority to bind or obligate the other Party or the Foundation, or either of the Parties, as applicable, for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party or the Foundation, or either of the Parties, as applicable, without the prior written approval of the other Party, the Foundation, the Party, as applicable,.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, PTC’s legal relationship to Roche under this Agreement shall be that of independent contractor.

22.10                 Unenforceable Provisions and Severability

If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.  In such event, the Parties and, with respect to any Foundation Provision or any other provision of this Agreement pursuant to which a Party owes an obligation to the Foundation or from which the Foundation would benefit, the Parties and the Foundation, shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

22.11                 Waiver

The failure by either Party or the Foundation to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party or the Foundation to require such performance and/or observance.  The waiver by either Party or the Foundation of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

22.12                 Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

22.13                 Entire Understanding

This Agreement contains the entire understanding among the Parties and the Foundation  with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, except for the SRA.

22.14                 Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon the Parties unless in writing and signed by each of the Parties; provided, however, that any amendment of any Foundation Provision or any other provision of this Agreement pursuant to which a Party owes an obligation to the Foundation or from which the Foundation would benefit shall not be binding upon the Parties or the Foundation unless also signed by the Foundation.

22.15                 Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by PTC or the Foundation, as applicable, to Roche at the following address or other address as Roche may later provide in writing:

Hoffmann-La Roche Inc.

Accounts Payable

340 Kingsland Street

Nutley, New Jersey 07110

22.16                 Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to PTC, to:	PTC Therapeutics, Inc. 100 Corporate Court South Plainfield, New Jersey 07080 U.S.A. Attn: Legal Department Facsimile No.: (908) 222-1128 With an email copy to: legal@ptcbio.com

And:	WilmerHale 60 State Street Boston, Massachusetts 02109 U.S.A. Attn: Steven D. Singer, Esq. Facsimile No.: (617) 526-5000

if to Roche, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department Facsimile No.: +41 61 688 13 96

And:	Hoffmann-La Roche Inc. 340 Kingsland Street Nutley, New Jersey 07110 U.S.A. Attn. Corporate Secretary Facsimile No.: +1 973 235-3500

if to the Foundation, to:	Spinal Muscular Atrophy Foundation 888 Seventh Avenue, Suite 400 New York, New York 10019 U.S.A. Attn: President Facsimile No: 212-247-3079

And:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 U.S.A. Attn: Matthew Browne, Esq. Facsimile No: 858-550-6420

or to such other address as the notice recipient may have furnished to the notice provider in writing in accordance herewith.

Each Party shall provide a copy of any notice sent pursuant to this Agreement to Foundation in accordance with this Section 22.16.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties and the Foundation have entered into this Agreement as of the Effective Date.

PTC Therapeutics, Inc.

By:	/s/ Stuart Peltz

Name:	Stuart Peltz

Title:	President and CEO

F. Hoffmann-La Roche Ltd

By:	/s/ Dan Zabrowski	By:	/s/ Stefan Arnold

Name:	Dan Zabrowski	Name:	Stefan Arnold

Title:	Global Head Roche Partnering	Title:	Head Legal Phama

Hoffmann-La Roche Inc.

By:	/s/ Joseph S. McCracken

Name:	Joseph S. McCracken

Title:	Vice President

Spinal Muscular Atrophy Foundation (solely with respect to the Foundation Provisions)

By:	/s/ Florence (Loren) Eng

Name:	Florence (Loren) Eng

Title:	President

11/22/11

Appendix 1.18

Development Candidate Criteria

Property	Goal	Assay Description	Notes
Activity in SMN2 RNA assay
[**]	[**]	[**]
[**]	[**]	[**]

Activity in SMN protein assays
[**]	[**]	[**]
[**]	[**]	[**]

Selectivity
[**]	[**]	[**]

Metabolism
[**]	[**]	[**]
[**]	[**]	[**]

Pharmacokinetics
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]

Efficacy [**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Efficacy [**]
[**]	[**]	[**]	[**]

Safety
[**]	[**]	[**]
[**]	[**]	[**]

Profiling and ancillary pharmacology
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Property	Goal	Assay Description	Notes
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Compound properties
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Others
[**]	[**]
[**]	[**]
[**]	[**]	[**]	[**]

Appendix 1.63

PTC Base Patent Rights

[**]

Appendix 1.69

Research Plan

PTC and Roche Research Plan

Overview

The goal of the collaboration is to identify potential Development Candidates that increase the expression of SMN protein by correcting the alternative splicing of SMN2 pre-mRNA.  The Parties will perform medicinal chemistry, including [**].

Table 1:  Proposed Research Activities and indicative FTEs (to be confirmed at the first JSC):

AREA	FTE	ACTIVITIES
Medicinal Chemistry	[**]	[**]
Biology	[**]	[**]
Pharmacology	[**]	[**]
Formulation	[**]	[**]
Bioanalytical/Metabolism	[**]	[**]
Cheminformatics	[**]	[**]
Alliance Management	[**]	[**]
Total	[**]

Other Potential Activities:

Synthetic Chemistry

[**]

Biology, Pharmacology, Metabolism and other studies

[**]

Bioanalytical and Formulation

[**]

Contract Research Organization Activities:

[**]

Figure 1

SMA Screening Tier (studies performed at PTC)

[**]

Appendix 1.72

Patent Rights Excluded from Roche Background Patent Rights

[**] Patent Rights, which means (a) [**], and any and all patents issuing from divisionals, continuations, or continuations-in part of any application from which [**] claims priority, as well as reissues, reexaminations, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplemental protection certificates; and (b) [**], and any and all patents issuing from divisionals, continuations, or continuations-in-part of any application from which [**] claims priority, as well as reissues, reexaminations, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplemental protection certificates.

[**] Patent Rights, which means any of the U.S.  patents listed below and any and all patents issuing from divisionals, continuations or continuations-in-part, and any reissues, reexaminations or extensions, of these patents or of any application from which these U.S.  patents claim priority, as well as foreign counterparts, including inventors certificates, of the foregoing, and including any related supplemental protection certificates:

[**]

[**] Patent Rights, which means any of the U.S.  patents/patent application listed below and any and all patents issuing from divisionals, continuations or continuations-in-part, and any reissues, reexaminations or extensions, of these patents or of any application from which these U.S.  patents claim priority, as well as foreign counterparts, including inventors certificates, of the foregoing, and including any related supplemental protection certificates:

[**]

[**] Patents, which means the following U.S. patent and any and all divisionals, continuations, continuations-in-part of any application from which these U.S. patents claim priority, including reissues, reexaminations or extensions of these patents and foreign counterparts and supplementary protection certificates of the foregoing:

[**]

Appendix 1.81

Sponsored Research Agreement

Incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1

Appendix 1.88

Transitional Research Plan

The goal of the proposed research is to characterize potential Development Candidates that increase the expression of SMN protein by correcting the alternative splicing of SMN2 pre-mRNA. The SMA program at PTC is currently at the [**] stage. PTC will conduct research at the level outlined below from the signing of the Agreement until approval of the Research Plan by the Joint Steering Committee (JSC). PTC will [**].

PTC activities from Execution Date to Research Plan approval:

AREA	FTE	ACTIVITIES
Medicinal Chemistry	[**]	[**]
Biology	[**]	[**]
Pharmacology	[**]	[**]
Formulation	[**]	[**]
Bioanalytical/Metabolism	[**]	[**]
Total	[**]

Appendix 8.2.2

Technology Transfer Guidelines

Responsibility

[**]

Manufacturing Instructions

[**]

Evaluate Changes to Manufacturing Processes

[**]

Transfer Protocol

[**]

Storage / Transportation Instructions

[**]

Environmental Controls Cleanliness Zones

[**]

Hygiene Instructions / occupational health instructions

[**]

# Appendix 11.1

## Invoice for Research Recognition Payment

| Date | Inv. # |
|---|---|
| November 23, 2011 | Roc11172011 |

| Bill To: |
|---|
| Hoffmann-La Roche Inc.<br>Accounts Payable<br>340 Kingsland Street<br>Nutley, NJ 07110 |

| Ship To: |
|---|
| Hoffmann-La Roche Inc.<br>Accounts Payable<br>340 Kingsland Street<br>Nutley, NJ 07110 |

Appendix 11.1 Invoice for Research Recognition Payment PTC Therapeutics, Inc. 100 Corporate Court Date Inv. # South Plainfield, NJ 07080 November 23, 2011 Roc11172011 (908) 222-7000 www.ptcbio.com Hoffmann-La Roche Inc. Hoffmann-La Roche Inc. Accounts Payable Accounts Payable 340 Kingsland Street 340 Kingsland Street Nutley, NJ 07110 Nutley, NJ 07110 PO# Terms Ship Date Carrier FOB Per Contract Quantity Product Description Unit Price Amount 1 Per Contract Research Recognition Payment as per Section 11.1 of the License and Collaboration Agreement 30,000,000.00 $ Amount Due 30,000,000.00 $ Bank and VAT details of PTC Therapeutics, Inc: Account holder's name: PTC Therapeutics, Inc. Account no; [**] IBAN (for Europe) / ABA#: 021200025 Swift #: PNBPUS33 Bank Name: Wachovia Bank NA Bank Address: MAC N 2684-020 120 Mountain View Blvd, Suite 200 Basking Ridge, NJ 07920 Registered office of bank: USA Ship To: Bill To:

Appendix 19.4

Form of Press Release

Joint Roche Partnering-PTC-SMA Foundation Press release

Basel, Switzerland, South Plainfield, NJ, USA and New York, NY, USA — November 29, 2011

Roche signs agreement with PTC Therapeutics to advance treatment for Spinal Muscular Atrophy (SMA)
Collaboration offers new hope for a potential treatment for the leading genetic cause of death in infants and toddlers

Roche (SIX: RO, ROG; OTCQX: RHHBY), PTC Therapeutics, Inc. (PTC) and the SMA Foundation, announced today a licensing agreement for PTC’s Spinal Muscular Atrophy (SMA) programme. SMA is a genetic neuromuscular disorder that causes muscle weakness. One in every 10,000 children born is affected with the disorder, which currently has no effective treatment.

PTC Therapeutics’ programme has been developed in partnership with the SMA Foundation, which will remain active in the collaboration. The SMA Foundation was established in 2003 by Loren Eng and Dinakar Singh to accelerate the development of a treatment for SMA.

SMA is caused by a missing or defective SMN1 gene, which results in reduced levels of the survival motor neuron (SMN) protein. The compounds in PTC’s research treat the underlying cause of the disorder and demonstrate increases in SMN levels in nervous system, muscles and other tissues in SMA models. SMA is a rare disorder and could be eligible for orphan status by regulatory authorities, thereby potentially reducing the time needed for a drug to reach patients.

Under the terms of the agreement, Roche gains an exclusive worldwide license to PTC’s SMA programme, which includes three compounds currently in preclinical development, as well as potential back-up compounds. PTC receives USD30 million as an upfront payment, up to USD460 million upon successful completion of certain development and commercialization milestones, and up to double-digit royalties on commercial sales. Development will be overseen by a joint steering committee comprised of members from Roche, PTC and the SMA Foundation.

“This collaboration brings us one step closer to developing a treatment for a condition that has a profound effect on the lives of many thousands of children and their parents worldwide,” said Dinakar Singh,

Chairman of the SMA Foundation. “We are very optimistic that, by building on the pioneering efforts of PTC Therapeutics, Roche can help us realise what we have been working so hard to achieve.”

Luca Santarelli, Global Head of Roche Neuroscience, said: “We found the science behind this programme very compelling, with the potential to help treat a currently incurable condition. This is the essence of Roche’s entire strategy, focused on solid science and high unmet clinical need, and these compounds bolster our rich pipeline in Central Nervous System diseases. As an established partner of Roche, we already have experience with PTC’s scientific approach. Together with the involvement of the SMA Foundation, we now have the opportunity to make a significant impact in the treatment of SMA.”

“Having been a partner with Roche for several years, we have every confidence that the combination of our own expertise and Roche’s considerable capabilities in clinical development, biomarkers and diagnostics will help us maximize the potential for this programme,” commented Stuart W. Peltz, Ph.D., President and CEO of PTC. “We are delighted that the SMA Foundation continues to be an active participant in the collaboration as we share a strong commitment to advancing this innovative potential treatment as rapidly as possible.”

Roche and PTC announced their first collaboration in September of 2009 for the development of orally bioavailable small molecules utilizing PTC’s technology called Gene Expression Modulation by Small-molecules (GEMS™). The SMA programme has been developed by PTC utilizing a different scientific approach than GEMS, called alternative splicing.

About the SMA Foundation

Founded in 2003, the Spinal Muscular Atrophy Foundation is a nonprofit organization dedicated to accelerating progress towards a treatment for Spinal Muscular Atrophy through targeted funding of clinical research and novel drug development efforts. Since its inception, the Foundation has awarded over $100 million for SMA research. In addition, the Foundation is committed to raising awareness and generating support for increased research efforts in SMA among the leaders of industry and government. For more information, visit the SMA Foundation website at www.smafoundation.org.

About PTC Therapeutics, Inc.

PTC is a biopharmaceutical company focused on the discovery, development and commercialization of orally administered small-molecule drugs that target post-transcriptional control processes. Post-transcriptional control processes regulate the rate and timing of protein production and are of central importance to proper cellular function. PTC’s internally discovered pipeline addresses multiple therapeutic areas, including rare genetic disorders, oncology and infectious diseases. PTC has developed proprietary technologies that it applies in its drug discovery activities and that have served as the basis for collaborations with leading biopharmaceutical companies such as AstraZeneca, Celgene, Genzyme, Merck, Pfizer and Roche. For more information, visit the company’s website at www.ptcbio.com.

About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2010, Roche had over 80,000 employees worldwide and invested over 9 billion Swiss francs in R&D. The Group posted sales of 47.5 billion Swiss francs. Genentech, United States, is a wholly owned member of the Roche Group. Roche has a majority stake in Chugai Pharmaceutical, Japan. For more information: www.roche.com

For more information please contact

Roche
Sharon Valdettaro	+41 61 688 9655
Sharon.valdettaro@roche.com

PTC Therapeutics, Inc.
Jane Baj (PTC)	+1 (908) 912-9167
jbaj@ptcbio.com
Sheryl Seapy (Pure Communications)	+1 (949) 608-0841
sheryl@purecommunicationsinc.com

SMA Foundation
Sergey Paushkin, MD, PhD	+1 (646) 253-7100
spaushkin@smafoundation.org